UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAVANA POWER CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	4991	27-1236803
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

2000 Webber Street, #3113
Sarasota, FL 34238
(416) 918-6987
(Address and telephone number of principal executive offices)

Gregory Sheller
2000 Webber Street, #3113
Sarasota, FL 34238
Office: 941-954-5454 Fax: 941-308-3974
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

Calculation of Registration Fee
Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common stock $0.001 par value	99,665,228	$0.12	$11,959,827	$1,388.54

(1)
This Registration Statement relates to 99,665,228 shares of Common Stock, par value $0.001 per share, of Pavana Power Corporation (the “Registrant”) which will be distributed pursuant to a spin-off transaction to the holders of common stock of First National Power Corporation (“FNEC”) and shall result in an aggregate initial offering price in an amount not to exceed $11,959,827.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, based on the proposed maximum aggregate offering price of the Common Stock being distributed pursuant to the spin-off transaction described above.

(3)	Calculated by multiplying 0.0001161 by the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the spin-off of the Registrant from First National Power Corporation (as described in the Prospectus which is a part of this Registration Statement) and the related transactions and approvals contemplated to occur prior to or contemporaneously with the spin-off will be consummated as contemplated by the Prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  DECEMBER 7,  2011
______________________________________________________________________________

99,665,228 Shares

Pavana Power Corporation
Common Stock
______________________________________________________________________________

This Prospectus is being furnished to you as a shareholder of First National Energy Corporation (“First National”) in connection with the planned distribution (the “Distribution” or the “spin-off”) by First National to its shareholders of all the shares of Common Stock, par value $0.001 per share (the “Pavana Common Stock”), of Pavana Power Corporation (“Pavana”) held by First National immediately prior to the spin-off. Immediately prior to the time of the Distribution, First National will hold 99.9% of all of Pavana’s outstanding shares of Common Stock which, at the time of the Distribution, will represent approximately 99.9% of the general voting power of Pavana’s outstanding capital stock.

At the time of the Distribution, First National will distribute all of the outstanding shares of Pavana Common Stock on a pro rata basis to holders of First National common stock. Every one (1) share of First National common stock outstanding as of the close of business on                     , 20__, the record date for the spin-off (the “record date”), will entitle the holder thereof to receive one (1) share of Pavana Common Stock. The Distribution will be made by Select Fidelity Transfer Services Ltd, the transfer agent for both Pavana and First National, which will issue and distribute physical certificates to First National stockholders as of the record date, evidencing the shares of Pavana Common Stock to be distributed on the distribution date.  It is not anticipated that any fractional shares of Pavana Common Stock will need to be distributed.

We expect that the spin-off will be tax-free to First National shareholders for U.S. federal income tax purposes. The Distribution will be effective as of 11:59 p.m., Eastern Daylight Time on                     , 20__, which we refer to hereinafter as the “distribution date.” Immediately after the Distribution is completed, Pavana will be a publicly traded company independent from First National. From and after the Distribution, certificates representing First National common stock will continue to represent First National common stock, which at that point will include the remaining businesses of First National.

No action will be required of you to receive shares of Pavana Common Stock, which means that:

•	no vote of First National shareholders is required in connection with this Distribution and we are not asking you for a proxy and you are requested not to send us a proxy;

•	you will not be required to pay for the shares of Pavana Common Stock that you receive in the Distribution; and

•	you do not need to surrender or exchange any of your First National shares in order to receive shares of Pavana Common Stock, or take any other action in connection with the spin-off.

There is currently no trading market for our Common Stock, nor do we expect any “when issued” trading market for our Common Stock to develop prior to the date of the Distribution. We expect that “regular way” trading of our Common Stock will begin the first trading day after the completion of the Distribution. We expect that our Common Stock will be quoted on the OTC Bulletin Board, or the “Pink Sheets” or another over-the-counter (“OTC”) quotation system under the symbol “            ”.

All references to “Pavana,” “we,” “our,” “us,” and similar terms in this prospectus refer to Pavana Power Corporation. All references to “First National” in this prospectus refer to First National Energy Corporation.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Some of the industry data contained in this prospectus are derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Neither Pavana nor First National will receive any consideration for the shares of Pavana Common Stock that are being distributed pursuant to this prospectus. The registration fee that is set forth in the registration statement of which this prospectus is a part was calculated based on an estimate and does not reflect any assessment of the market value of our common stock.

In reviewing this prospectus, you should carefully consider the matters described under “Risk Factors” beginning on page 12 for a discussion of certain factors that should be considered by recipients of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December __, 2011.

Dealer Prospectus Delivery Obligation

Until              , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

You should not assume that the information contained in this Prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

i

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks relating to our business and common stock discussed under the heading “Risk Factors” and our financial statements.

On March 24 , 2010, our predecessor, Pavana Power Associates Inc., effected a stock split of our outstanding common stock, increasing the number of outstanding shares of common stock from 100 to 99,665,228. On March 31, 2010, our predecessor, Pavana Power Associates Inc., raised $100,000 of private capital by issuing 100,000 units at an offering price of $1.00 per unit, with each such unit consisting of one share of common stock and one warrant to purchase an additional share of common stock during the period from April 14, 2010 (the date of issuance of such warrants by our predecessor, Pavana Power Associates Inc.) to April 14 , 2011; none of the warrants issued in such private offering have been exercised, and the time for doing so h as expired.  No registration rights were granted to the purchaser of the units in the March 31, 2010 private placement transaction conducted by our predecessor, and none of the shares of common stock sold and issued in the March 31, 2010 private placement transaction are included in this Prospectus. Unless otherwise indicated, all share data in this prospectus give retroactive effect to this March 24, 2010 stock split (increasing the number of issued and outstanding shares of common stock of our predecessor, Pavana Power Associates Inc., from 100 shares to 99,665,228 shares) and subsequent private sale on March 31, 2010 of 100,000 shares of common stock. There are no outstanding stock purchase warrants of Pavana that could be exercised between the date of this prospectus, on the one hand, and the record date or the distribution date, on the other hand.

Pavana Power Corporation

Our Business

Pavana Power Corporation (the “Company”) is a Nevada corporation that was organized on April 21, 2010, by its parent company, First National Energy Corporation, a Nevada corporation, for the purpose of acquiring and continuing the business of its predecessor company, Pavana Power Associates Inc. (herein "Predecessor Company").  The Predecessor Company, Pavana Power Associates Inc., was organized under the laws of the State of Florida on November 3, 2009, acquired certain technology rights in the Republic of India under that certain Technology License Agreement, dated March 22, 2010, made by and between the Predecessor Company and Boreas Research Corporation ("Boreas”), a related party; effected the stock split described above on March 24, 2010; conducted the private placement and sale of the restricted shares and warrants described above on March 31, 2010; and on April 22, 2010, entered into a Novation Agreement with the Company and the then stockholders of the Predecessor Company whereby (i) the technology license held by the Predecessor Company was assigned to the Company, with the consent of the licensor thereunder, (ii) the Company issued to the then stockholders of the Predecessor Company, ratably, a quantity of shares of common stock of the Company, equal to the number of issued and outstanding shares of common stock of the Predecessor Company held by such stockholders, and issued to the holder of the issued and outstanding warrants of the Predecessor Company an equal number of warrants, in like tenor, of the Company, (iii) the outstanding shares and warrants of the Predecessor Company were cancelled, and (iv) the business of the Predecessor Company was continued by the Company.  As a result of the foregoing, the Company plans to engage in business in the Republic of India in partnership with a joint venture partner with renewable energy operations, contacts and personnel, and holds an exclusive, territorial 25 year license for the Republic of India with Boreas. a research company affiliated with First National that has developed a technology that maximizes the energy productivity of existing wind turbines by capturing energy that flows through and underneath existing wind turbine systems.

The consideration due from the Company to Boreas for the license is a cash payment of $600,000 ($60,000 of which was paid on November 8, 2010), and a future royalty equal to 5% of the Company’s “EBITDA” (earnings before interest, taxes, depreciation and amortization). The Company contemplates that it will in the future sublicense or contribute its rights and obligations under this technology license to a newly formed private limited company in India, which will be capitalized and administered by the joint venture partner. It is anticipated that the joint venture company will market bundled services for construction, maintenance and operation of “wind parks” in India employing non-polluting and renewable wind energy to generate electricity and to market and sell the electricity generated by these facilities to wholesale purchasers, with the supplemental wind energy generator (“SWEG”) systems comprising the Company’s sublicensed or assigned technology to be included in such service offerings. The Company has identified and is in the preliminary stages of negotiating a joint venture agreement with a prominent industrial company in India to carry out the foregoing joint venture enterprise.

Our Competitive Strengths

We believe we are well positioned to compete successfully in the wind energy market in India due to the following strengths we possess:

•	A world-class industry partner with extraordinary experience in designing, constructing and maintaining power delivery systems in the targeted market.

•	Strong early intellectual property position covering our proprietary supplementary power generation systems,

•	Novel approaches to wind power generation operations, and

•	Management that is experienced in commercializing products, including our President and Chief Executive Officer, Gregory Sheller.

Business Strategy

We intend to use our intellectual property and expertise in wind power technology to develop and commercialize our proprietary supplemental wind power generation systems. The key elements of our business strategy are as follows:

•	We intend to finance the initial development of a limited number of supplemental wind installations with our own capital resources and any financial resources that we may obtain from capital markets and partners.

•
We intend to seek partnerships with other alternative energy companies to leverage our intellectual property and expand our development of similar products. Such partnerships may include traditionally structured component development and commercialization licenses, discovery and development collaborations, research and technology collaborations, and intellectual property licenses.

•
We intend to maintain and continue to develop and enhance our SWEG technology platform by expanding our intellectual property position in SWEG implementation methodologies. We intend to continue to enhance our technology platform through in-licensing in combination with internal and collaborative research and development programs.

•
We intend to develop future SWEG technology improvements and believe we are well positioned to do so. Our advisors and management routinely meet to discuss novel approaches and improvements in our SWEG technology platform to enhance our intellectual property portfolio.

•	We may also seek to collaborate with government and scientific organizations through grants and funded research for our development programs.

Risks Related to Pavana

We face a number of risks and uncertainties relating to our separation from First National and our business. These risks and uncertainties include:

•	we may be unable to achieve some or all of the benefits that we expect to achieve from our separation from First National;

•	we may not be able to obtain sufficient funding and may not be able to commercialize our product candidates;

•	the approach we are taking to discover and develop novel applications of our SWEG technology is unproven and may never lead to marketable products;

•	we may not be able to maintain the third-party relationships that are necessary to develop or commercialize some or all of our products;

•	we currently have no installed SWEG equipment, and we may not be able to advance any product candidate through the testing stage to an operational status;

•
if preliminary testing does not produce successful results or testing trials of our products do not demonstrate satisfactory results, our products may not receive market acceptance and we will not be able to commercialize our licensed technology;

•	even if we receive positive test results for our licensed technology products, our product candidates may not be accepted commercially, which may prevent us from becoming profitable; and

•
we are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

For further discussion of these and other risks and uncertainties that we face, see “Risk Factors” beginning on page  12 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page  26 of this prospectus.

Corporate Information

We were incorporated as Pavana Power Corporation in Nevada on April 21, 2010. For more information on our corporate history and structure, please see “Our Business”, above. Our principal executive office is located at 2000 Webber Street, Suite 3113, Sarasota, Florida 34239, and our telephone number is (941) 308-3829. Our Internet address is www.pavanapower.com. Our website and the information contained on that site, or connected to that site, is not part of or incorporated by reference into this prospectus.

The Distribution

Distributing Company	First National Energy Corporation, a Nevada corporation.

Distributed Company	Pavana Power Corporation, a Nevada corporation.

Securities to Be Distributed	A fixed number of 99,665,228 shares of our common stock will be distributed to First National stockholders, which constitutes approximately 99.9% of the outstanding shares of our common stock.

Reasons for the Distribution
First National's marketing programs are based on the North America market, while ours are based on the market in India.  Because of these geographic differences, First National's board of directors determined that the best strategy for realizing the potential value of Pavana's core business was to distribute its shares of Pavana Common Stock to the First National stockholders and permit Pavana to operate as a separate and distinct entity.  In furtherance of this strategy, the First National board believes that the Distribution of our common stock will, among other things:

•	allow us direct access to public capital markets to finance our market-specific development activities,

•
enable us to establish Pavana as one of the leading companies in India dedicated to developing proprietary supplemental wind energy products and enhance our ability to compete with other India companies in this field,

•	allow our management and management of First National to each pursue their own separate geographically oriented business strategies and strategic relationships,

•	enhance the ability of First National and us to attract advisors and collaborators, including collaborators who may be competitors of the other company,

•	facilitate acquisitions, joint ventures and partnerships by First National and us with other companies focusing on the same or complementary technologies,

•	provide First National stockholders with a direct ownership interest in us,

•	enhance public disclosures regarding First National and us and improve investor understanding of the two companies, and

•	enable us to provide incentives for management and other key employees that are directly related to the market performance of our publicly traded shares.

Distribution Ratio
Based on 99,665,228 shares of First National common stock outstanding on the date of this prospectus, holders of First National common stock as of the close of business (Eastern time) on                 , 20__, the record date for the Distribution, which we anticipate will be approximately ten days after the effectiveness of the registration statement of which this prospectus is a part, will receive a dividend of one share of our common stock for every one share of First National common stock they hold. This distribution ratio assumes that no outstanding common stock options or stock purchase warrants of First National will be exercised between the date of this prospectus and the record date. The actual distribution ratio may be other than one-for-one, depending on the number of shares of First National common stock outstanding on the record date.

Manner of Effecting the Distribution
The Distribution will consist of First National’s payment of a dividend to First National stockholders in the form of shares of Pavana Common Stock. No vote or approval of First National stockholders is required in connection with the Distribution. You will not be required to make any payment or to surrender or exchange your shares of First National common stock or take any other action to receive your shares of our common stock. If you own First National common stock as of the close of business on the record date, First National, with the assistance of Select Fidelity Transfer Services Ltd, the distribution agent, will physically issue shares of our common stock to you or to your brokerage firm on your behalf by mail. Please see “The Distribution” for a more detailed description of the dividend share distribution system and how shares of Pavana Common Stock may be sold and transferred.

Fractional Shares	No fractional shares of Pavana Common Stock will be distributed to First National shareholders. For additional information, see “The Distribution — Treatment of Fractional Shares.”

Record Date
The record date for the Distribution is the close of business (Eastern time) on          , 20__, which we anticipate will be approximately ten days after the effectiveness of the registration statement of which this prospectus is a part.

Expected Distribution Date	_____________, 20__.

Distribution Agent, Transfer Agent and Registrar for the Shares
Select Fidelity Transfer Services Ltd, of Niagara Falls, Ontario, Canada, will be the distribution agent for the Distribution, and will serve as the transfer agent and registrar for Pavana Common Stock following the Distribution.

United States Federal Income Tax Consequences of the Distribution
Assuming that the spin-off qualifies as a tax-free transaction under Section 355 of the Internal Revenue Code, First National shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes solely as a result of the Distribution except to the extent of any cash received in lieu of fractional shares. First National stockholders should consult with their own individual tax advisors regarding the tax consequences of the Distribution.

Stock Exchange Listing
There is not currently a public market for our common stock. We expect that our Common Stock will be quoted on the OTC Bulletin Board, or the “Pink Sheets” or another over-the-counter (“OTC”) quotation system under the symbol “            ”.  We anticipate that trading will commence approximately ten days after the effectiveness of the registration statement of which this prospectus is a part. We cannot predict the trading prices for our common stock after the Distribution Date.

Relationship with First National after the Distribution
Immediately following the Distribution made under this prospectus, First National will not own any of our common stock. We are, however, a party to an agreement with First National relating to its providing us with administrative and other services following the Distribution. Please see “Arrangements With First National.”

Post-Distribution Dividend Policy	Pavana has never declared a dividend on its common stock and does not plan to do so for the foreseeable future.

Risk Factors	You should carefully consider the matters discussed under the heading “Risk Factors.”

Where First National Stockholders Can Obtain More Information
If you have any questions relating to the separation of Pavana from First National, you should contact:

First National Energy Corporation
Attention: Gregory Sheller
2000 Webber Street, #3113
Sarasota FL 34238
Tel: (941) 308-3829
Fax: (941) 555-1212

If you have any questions relating to the distribution of the shares of Pavana Common Stock to First National stockholders, you should contact:

Select Fidelity Transfer Services Ltd
Attention: Joanne Woodcroft
4025 Dorchester Road, Suite 338.
Niagara Falls, ON
L2E 7K8
Tel: (905) 892-8118
Fax: (905) 892-0862

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE DISTRIBUTION

Set forth below are commonly asked questions and answers about the Distribution and the transactions contemplated thereby. You should read the section entitled “The Distribution” beginning on page 24 of this Prospectus for a more detailed description of the matters described below.

All references in this Prospectus to “First National” refer to First National Energy Corporation, a Nevada corporation; all references in this Prospectus to “Pavana,” “the Company,” “we,” “us,” or “our” refer to Pavana Power Corporation, a Nevada corporation, and its subsidiaries. Throughout this Prospectus, we refer to First National’s common stock, $0.001 par value per share, as First National common stock or First National Shares and the holders thereof as the First National shareholders, and Pavana common stock, $0.001 par value per share, as Pavana Common Stock.

Q:	What is the spin-off?

A:
The spin-off is the overall transaction of separating Pavana from First National, which will be accomplished through a series of transactions that will result in First National shareholders owning all of the capital stock of Pavana that is owned by First National immediately prior to the Distribution. Immediately prior to the Distribution, the capital stock owned by First National will be composed of 99,665,228, or 99.9%, of our outstanding Common Stock. At the time of the Distribution, the shares of Pavana Common Stock held by First National will represent approximately 99.9% of the general voting power of Pavana’s outstanding capital stock. The Distribution will be effected on the distribution date by the pro rata distribution of our Pavana Common Stock by First National to First National shareholders.

Q:	What is Pavana?

A:
Pavana is a start-up company and has had no prior operations. The Company and its predecessor were formed to engage in business in the Republic of India in partnership with a joint venture partner with renewable energy operations, contacts and personnel. The Company has an exclusive, territorial 25 year license for the Republic of India with Boreas Research Corporation ("Boreas”), a research company affiliated with Pavana's parent company that has developed a technology that maximizes the energy productivity of existing wind turbines by capturing energy that flows through and underneath existing wind turbine systems.  The consideration due from the Company to Boreas for the license is a deferred cash payment of $600,000, and a future royalty equal to 5% of the Company’s “EBITDA” (revenues before interest, taxes, depreciation and amortization). $60,000 of the deferred cash consideration due Boreas has been paid. The Company will sublicense or contribute its rights and obligations under this technology license to a newly formed private limited company in India, which will be capitalized and administered by the joint venture partner. The Company proposes to receive a 60% equity interest in the India joint venture company in exchange for the sublicense or assignment of its license rights. The joint venture company will market bundled services for construction, maintenance and operation of “wind parks” in India employing non-polluting and renewable wind energy to generate electricity, and to market and sell the electricity generated by these facilities to wholesale purchasers, with the supplemental wind energy generator (“SWEG”) systems comprising the assigned technology to be included in such service offerings. The Company has identified and negotiated a joint venture agreement with a prominent industrial company in India to carry out the foregoing joint venture enterprise, and has determined to hold its 60% joint venture equity interest in a new wholly-owned global business limited company to be organized by the Company in the Republic of Mauritius, a jurisdiction which has a tax treaty with the Republic of India.

Our principal executive offices are located at 2000 Webber Street, #3113, Sarasota, Florida 34238, and our telephone number is  (416) 918-6987 Our website address is www.pavanapower.com.

Following the Distribution, we will be a publicly traded company independent from First National, and First National will not retain any ownership interest in us.

In connection with the Distribution, we have entered into an agreement with First National which, among other things, (i) governs the principal transactions relating to the Distribution and certain aspects of our relationship  with First National following the Distribution, and (ii) establish terms under which First National will provide  us with certain transition services. This agreement was made in the context of a parent-subsidiary relationship  and was negotiated in the overall context of our separation from First National. The terms of this agreement  may be more or less favorable than we could have negotiated with unaffiliated third parties. However, the  agreement generally incorporates arm’s length terms and conditions.  For more information regarding the  agreement between us and First National, see “Certain Relationships and Related Party Transactions— Agreements with First National” in this Prospectus.

Q:	What are the reasons for the Distribution?

A:
First National’s board of directors has determined that pursuing a disposition of Pavana through the Distribution is in the best interests of First National and its shareholders, and that separating Pavana from First National would provide, among other things, financial, operational and managerial benefits to both Pavana and First National, including but not limited to the following expected benefits:

•
Strategic Focus and Flexibility. First National’s board of directors believes that following the Distribution, Pavana and First National will each have more focused businesses and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses without regard for the other and in a more efficient manner.

•
Focused Management. The Distribution will allow management of each company to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies, and to design more tailored compensation structures that better reflect these strategies, policies, and business characteristics. In particular, in the case of Pavana, separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders and more directly incentivize the employees of Pavana, which will allow Pavana to more efficiently recruit and retain such employees.

•
Investor Choice. First National’s board of directors believes that the Distribution is expected to increase investor understanding of Pavana and its future market position within its industry, while also allowing for a more natural and interested investor base. Separating Pavana from First National also allows investors to make independent decisions with respect to each of First National and Pavana based on, among other factors, their different business models, strategies, and markets. The Distribution will enable First National to distribute its holdings of Pavana to its shareholders while allowing it to focus on its remaining business going forward.

Q:	Why is the separation of Pavana structured as a spin-off?

A:
First National believes that a tax-free distribution of our Pavana Common Stock for U.S. federal income tax purposes is the most efficient way to separate our business from First National in a manner that will improve flexibility and benefit both First National and us.

Q:	What will I receive in the Distribution?

A:
As a holder of First National common stock, you will receive a distribution of one (1) share of our Pavana Common Stock for every one (1) share of First National Common Stock held by you on the record date for the Distribution. Your proportionate ownership interest in First National will not change as a result of the Distribution. For a more detailed description, see “The Distribution” in this Prospectus.

Q:	What is being distributed in the Distribution?

A:
Approximately 99,665,228 shares of our Pavana Common Stock will be distributed in the Distribution, based on the number of shares of First National Common Stock outstanding as of the record date. The Pavana Common Stock to be distributed in the Distribution will represent approximately 99.9% of the general voting power of Pavana’s outstanding capital stock. For more information on the shares being distributed in the Distribution, see “Description of Capital Stock” in this Prospectus.

Q:	What is the record date for the Distribution?

A:	Record ownership will be determined as of the close of business on , 20__, which we refer to as the "record date."

Q:	When will the Distribution occur?

A:
The distribution date is expected to be                     , 20__. We expect that it will take the distribution agent up to four business days after the distribution date to fully distribute the shares of our Pavana Common Stock to First National shareholders.

Q:	What do First National shareholders need to do to participate in the Distribution?

A:
Nothing, but we urge you to read this document carefully. Shareholders who hold First National common stock as of the record date will not be required to take any action to receive our Pavana Common Stock in the Distribution. No shareholder approval of the Distribution is required or sought. You will not be required to make any payment, surrender or exchange any of your shares of First National common stock or to take any other action to participate in the Distribution. For more information on the treatment of fractional shares see “Q: How will fractional shares be treated in the Distribution” below.

Q:	What will happen to the listing of First National shares?

A:	Nothing. First National shares will continue to be quoted on the “Pink Sheets” or another over-the-counter (“OTC”) quotation system under the symbol “ FNEC.”

Q:	Will the Distribution affect the trading price of my First National common stock?

A:
The trading price of First National common stock immediately following the Distribution may be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of the Pavana common stock that is being spun-off in the Distribution. Furthermore, until the market has fully analyzed the value of First National without Pavana, the price of First National common stock may fluctuate.

Q:	What if I want to sell my First National common stock or my shares of Pavana common stock?

A:
You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither First National nor Pavana makes any recommendations on the purchase, retention or sale of First National common stock or the shares of Pavana common stock to be distributed in the Distribution.

If you decide to sell any shares before the record date for the Distribution, you will be selling your right to receive shares of Pavana common stock in the Distribution. If you own First National common stock at the close of business on the record date and sell those shares before the distribution date, you will still receive the shares of Pavana common stock that you would be entitled to receive in respect of the First National common stock you owned at the close of business on the record date. See “The Distribution—Trading Prior to the Distribution Date” in this Prospectus for more information.

Q:	How will First National distribute shares of our Pavana common stock?

A:
Holders of First National common stock on the record date will receive shares of Pavana common stock in the form of physical stock certificates. See “The Distribution-Manner of Effecting the Distribution” in this Prospectus for a more detailed explanation.

Q:	How will fractional shares be treated in the Distribution?

A:
No fractional shares will be distributed to holders of First National common stock in connection with the Distribution, since it is anticipated that the number of issued and outstanding shares of First National common stock will be the same as the number of shares of Pavana common stock held by First National on the record date for the Distribution.

Q:	What are the U.S. federal income tax consequences of the Distribution?

A:
First National anticipates that, for U.S. federal income tax purposes, the Distribution will qualify as tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). The tax consequences of the Distribution are described in more detail below under “The Distribution—Material U.S. Federal Income Tax Consequences of the Distribution.”

Each First National shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:	Does Pavana intend to pay cash dividends?

A:	We do not expect to pay any cash dividends on the Pavana common stock for the foreseeable future.

Q:	How will the Pavana Common Stock trade?

A:
Currently, there is no public market for our Pavana common stock. We intend to enroll our Pavana common stock for quotation on the OTC Bulletin Board, or the “Pink Sheets” or another OTC quotation system under the symbol “            .”

We do not anticipate any trading of our Pavana common stock on a “when-issued” basis before the distribution date. We cannot predict the trading prices for our Pavana common stock after the distribution date or whether or when an active trading market for the security will develop.

Q:	What are the OTC Bulletin Board, the “Pink Sheets” or other OTC quotation system?

A:
We expect that our Pavana common stock will be quoted on the OTC Bulletin Board, or the “Pink Sheets” or another OTC quotation system. These are quotation services that display real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTC equity security generally is any equity that is not listed or traded on a national securities exchange such as NASDAQ.

The OTC Bulletin Board and the “Pink Sheets” are only a quotation medium, not an issuer listing service, and should not be confused with The NASDAQ Stock Market. Market makers for OTC Bulletin Board securities generally are required only to match up willing buyers and sellers. Generally, market makers are not required to purchase securities directly from willing sellers or sell securities directly to willing buyers. For this and other reasons, the trading markets for OTC equity securities are generally significantly less liquid than the trading markets for securities listed on a national securities exchange or authorized for quotation on the NASDAQ Stock Market and, therefore, there may be a substantial delay in execution of trades.

Q:	Do I have appraisal rights?

A:	No. Holders of First National common stock are not entitled to appraisal rights in connection with the Distribution.

Q:	Are there risks associated with owning the Pavana common stock?

A:
Our business is subject to both general and specific risks and uncertainties relating to our business. Our business is also subject to risks relating to the Distribution. Following the Distribution, we will also be subject to risks relating to being a publicly traded company independent from First National. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” beginning on page  12 of this Prospectus.

Q:	Can First National decide to cancel the Distribution or modify its terms even if all conditions to the Distribution have been met?

A:
Yes. Although the Distribution is subject to the satisfaction or waiver of certain conditions, First National has the right to terminate the Distribution at any time prior to the distribution date (even if all such conditions are satisfied). Also, First National may modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Q:	Where can I get more information?

A:
If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at:

Select Fidelity Transfer Services Ltd
Attention: Joanne Woodcroft
4025 Dorchester Road, Suite 338.
Niagara Falls, ON
L2E 7K8
Tel: (905) 892-8118
Fax: (905) 892-0862

RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this prospectus in evaluating us and our Pavana common stock. If any of the following risks and uncertainties develop into actual events, they could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our Pavana common stock also could be adversely affected.

Risks Relating to Establishing Pavana as Independent from First National

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from First National.

As a separate, independent public company, we believe that our business will benefit from, among other things, direct access to capital markets to finance our India business development activities and enhanced ability to compete with other South Asia companies dedicated to developing proprietary supplemental wind power methodologies. We may not be able to achieve some or all of the benefits that we expect to achieve as a separate, independent public company. For example, we may not be able to raise funds as a separate company that might have been available to a combined company.

You may have difficulty evaluating our business, because we have no history as a separate public company and our historical financial information may not be representative of our results as a separate company. We may not be able to effectively operate as a separate company.

The historical financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors:

•
During the periods covered by the financial statements, First National performed various corporate functions relating to our business, including governance functions such as compliance with the Sarbanes-Oxley Act of 2002 and external reporting. Our historical financial information does not reflect allocations of corporate expenses from First National for these and similar functions. We believe that we will likely incur higher expenses as an independent company;

•
Following the distribution, First National will not be obligated to provide us with funds to finance our working capital or other cash requirements. Without financing from First National, we will need to obtain additional financing through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from First National.

We are a development-stage company with limited operating history. We will focus solely on developing and commercializing alternative energy products based upon our licensed technology, and there is no assurance that we will be able to successfully implement our business plan. While our management collectively possesses substantial business experience, there is no assurance that, as a separate company, we will be able to manage our business effectively, or that we will be able to identify, hire and retain any needed additional management or scientific personnel to develop and implement our product development plans, obtain third-party contracts or any needed financing, or achieve the other components of our business plan.

Once our stock is freely traded on the open market, its market value and the price at which it trades may be less than the estimates of such values determined prior to the Distribution under this prospectus.

As described below in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Valuation of Common Stock,” First National and our board have at various times made certain estimates as to the fair market value of our common stock. We cannot assure you that these estimated values (which were based on various assumptions and certain valuation methodologies) will be reflected in the price of our common stock after the Distribution under this prospectus. The combined market value of the common stock of First National and our common stock after the Distribution under this prospectus may be less than the market value of First National’s common stock prior to the Distribution. Additionally, the price at which our common stock trades on the market may be less than our estimates of the fair market value of the common stock prior to the Distribution.

We may not be able to obtain sufficient financing, and may not be able to commercialize our products.

We believe that we do not have sufficient working capital to fund our currently planned expenditures through the remainder of the fiscal 2011 year and beyond, and will need to incur debt or issue equity in order to fund these expenditures as well as to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we cannot or are limited in the ability to incur debt, issue equity or enter in strategic collaborations, we may be unable to fund the development of our products, adequately market our products or improve our technology.

We anticipate that we will need to raise substantial amounts of money to fund a variety of future activities integral to the development of our business, which may include but are not limited to the following:

•	to conduct research and development to successfully develop our licensed product technology,

•	to possibly obtain regulatory approval for our products,

•	to take all actions necessary to protect and defend our technology,

•	to retain qualified employees, particularly in light of intense competition for qualified employees,

•	to manufacture products ourselves or through third parties,

•	to market our products, either through building our own sales and distribution capabilities or relying on third parties, and

•	to acquire new technologies, licenses or products.

We cannot assure you that any needed financing will be available to us on acceptable terms or at all. If we cannot obtain additional financing in the future, our operations may be restricted and we may ultimately be unable to continue to develop and commercialize our product candidates.

If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders or our common stock in the event of a liquidation. The terms of debt securities also may impose restrictions on our operations. If we raise funds through the issuance of equity, this issuance would dilute your ownership in us.

We expect to continue to incur significant research and development expenses, which may make it difficult for us to attain profitability, and may lead to uncertainty about or as to our ability to continue as a going concern.

Substantial additional funds will be required for further research and development of our products, including product testing and demonstration trials, and to manufacture and market any products that are approved for commercial use. Because the successful development of our products is uncertain, we are unable to precisely estimate the actual funds we will require to develop and commercialize them. If the actual funds required exceed our estimates, we may not be able to generate enough revenue, even if we are able to commercialize any of our products, to become profitable.

In the event that we are unable to achieve or sustain profitability or to secure additional financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our common stockholders losing their entire investment. There is no guaranty that we will become profitable or secure additional financing. Our financial statements contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern.

We will no longer be able to rely on First National to provide capital resources.

In the past, the business risks associated with our product research and development activities were mitigated, to some extent, by the research and development activities of First National. Following the Distribution, we will be more susceptible to specific risks relating to the need to independently conduct further research and development of our alternative wind power technology.

Following the Distribution, First National will have no obligation to provide us with any financing or other resources, except under a contract requiring payment for transitional support services. We will be solely responsible for obtaining any needed financing and commercializing our products, as we will not be able to rely upon the capital or other resources of First National.

Risks Relating to Pavana’s Business and Industry

Entry Into a Foreign Geographic Area Involves A Number Of Risks, Many Of Which Are Beyond Our Control.

Our planned entry into the Republic of India involves a number of risks, including:

- Uncertainties related to demographics, regional tastes and preferences;

- Legal requirements, local customs, wages, costs and other economic conditions;

- The need to develop relationships with local wind farm operators and other industry participants;

- Potential difficulties related to management of operations located in a number of broadly dispersed locations; and

- Lack of market awareness or acceptance of our SWEG concept.

We may not be successful in addressing these risks. We also may not be able to open our planned new operations on a timely basis, or at all. Once our new SWEG installations are established, they may not be operated profitably. Delays in installing or failure to install planned new SWEG systems could have a material adverse effect on our business and results of operations. We currently anticipate that our new installed SWEG systems will take several months to reach planned operating levels due to inefficiencies typically associated with new product launches, such as lack of market awareness, acceptance of our SWEG product concept, and inability to hire sufficient staff.

The Wind Industry Is Intensely Competitive And We May Not Have The Resources To Compete Adequately.

The alternative energy industry is highly competitive with respect to location and positioning, and there are many well-established competitors. Certain factors, such as substantial power price discounting, increased labor and benefits costs and the availability of experienced management and hourly employees may adversely affect the alternative energy industry in India in general and the Company in particular. Although the Company believes its products will be unique and protected, it is possible that we may complete in the future with a number of other market participants with financial resources superior to the Company’s, so there can be no assurance that our projected income will not be affected by competition.

Competition in our industry segment is based primarily upon access to suitable locations where wind conditions are favorable, the availability of grid connectivity, and favorable pricing for sales of electricity generated by our SWEG systems. Although we believe we are able to compete favorably with respect to each of these factors, many of our potential future competitors are well-established international firms that have substantially greater financial, marketing, personnel and other resources than we do. We will also compete for site locations. The performance of our individual installed SWEG systems may also be affected by factors such as weather and wind patterns, demographic considerations and the power supply and purchase agreements previously negotiated by host wind farm operators. In addition, factors such as inflation, increased labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the alternative energy industry in general and the profitability of our installed SWEG systems in particular.

Our Failure To Attract And Retain Highly Qualified Personnel To Operate And Manage Our SWEG Systems Could Adversely Affect Our Business.

Our success and the success of our installed SWEG systems depends upon the ability of the Company’s joint venture partner to attract and retain highly motivated, well-qualified management personnel, as well as a sufficient number of qualified employees, including maintenance staff, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions may be in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned installation of new systems or result in higher employee turnover for existing installations, which could have a material adverse effect on our business or results of operations. Our India joint venture may also face significant competition in the recruitment of qualified employees. In addition, we will be heavily dependent upon the services of the officers and key management of our joint venture partner in India that are involved in operations, marketing, finance, purchasing, expansion, human resources and administration. The loss of any of these individuals could have a material adverse effect on our business and results of operations.

The Company Has No Operating History And Only Limited Financial Information.

The Company currently has no operating history, and its proposed operations are subject to all risks inherent in the establishment of a new business enterprise.  The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of any new business and the competitive and regulatory foreign environment in which they will operate.

Some Members Of Our Management Team Are Involved In Other Ventures And Will Not Devote All Of Their Business Time Or Effort To The Company.

Our officers and directors are (and those of any future joint venture partner will likely be) engaged in other business ventures, including as officers and directors of other companies (including positions with a public company). As a result, not all members of the management teams of the Company and any India joint venture partner will devote all of their business time and effort to the Company’s business, and certain conflicts of interest may arise between the Company and these other business ventures in the form of competition for the attention and efforts of the members of management.

Our Business May Suffer As A Result Of Bad Publicity Regarding The Wind Energy Industry.

There has been much recent publicity regarding the effects of large-scale wind turbine wind farms on migrating birds, wildlife grazing patterns, and community aesthetics.  If such controversies gain political momentum, it may become more difficult for the industry in the future to secure suitable locations for new wind farm installations.

We May Not Be Able To Manage The Growth We Expect In Our Operations.

Our growth strategy may place a strain on the management, financial and other resources of the Company and possibly also a joint venture partner. To manage our growth effectively, we must maintain the highest levels of manufacturing quality and services provided to host wind farm operators. Our joint venture must also continue to enhance its operational, financial and management systems and locate, hire, train and retain experienced and dedicated operating personnel, particularly managers. We may not be able to effectively manage any one or more of these or other aspects of our joint venture's expansion. Failure to do so could have a material adverse effect on our business and results of operations.

Our Growth Strategy May Be Hindered By Development Costs And Delays Beyond Our Control.

We and our joint venture partner will likely depend on subcontractors to construct our SWEG systems. Many factors may adversely affect the cost and time associated with the development and construction of our systems, including:

- labor disputes;

- shortages of materials and skilled labor;

- adverse weather;

- unforeseen engineering problems;

- environmental problems;

- construction problems;

- local government regulations;

- modifications in design; and

- other unanticipated increases in costs.

Any of these factors could give rise to delays or cost overruns which may prevent the installation of additional SWEG systems within anticipated budgets or time periods. Any such failure could have a material adverse effect on our business and results of operations.

Our Wind Energy Systems Will be Concentrated In A Certain Geographic Region And Are Therefore Subject To Fluctuations In Business In That Region.

All of our installed systems will be located in the Republic of India. Accordingly, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. Our significant investment in, and long-term commitment to, each of our SWEG systems will limit our ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect our operations. Consequently, adverse economic or other conditions in a region, a decline in the profitability of several installed SWEG systems or the introduction of several unsuccessful new systems in a geographic area could have a more significant effect on our results of operations than would be the case for a company with a larger number of installed systems or with more geographically dispersed installations.

Our Profitability Is Dependent On Our Component And Labor Costs, Over Which We Have No Control.

Our operating costs will principally consist of component and labor costs. Our profitability will be dependent on our ability to anticipate and react to changes in product component and labor costs. Various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our labor costs. We may not be able to anticipate and react to changing component costs, whether through our purchasing practices or power price adjustments in the future. In the event that component or labor price increases cause us to increase our proposed power prices, we face the risk that our potential host wind farm operators will not find our products acceptable. Failure to react to changing costs or to obtain new locations if we are forced to raise power prices could have a material adverse effect on our business and results of operations.

A substantial number of our joint venture's employees will be subject to various governmental labor regulations, compliance with which could have a material adverse effect on our business and results of operations.

We Could Be Subject To Adverse Publicity Or Claims From Our Host Wind Farm Operators.

We may be the subject of complaints or litigation from host wind farm operators alleging product failure, breach of warranty, injuries or damages suffered on the premises or other operational concerns. Adverse publicity resulting from such allegations may materially adversely affect us and our business prospects, regardless of whether such allegations are true or whether we are ultimately held liable. We or our joint venture may also be the subject of complaints or allegations from current, former or prospective employees from time to time. A lawsuit or claim could result in an adverse decision against us that could materially adversely affect our business and financial condition and results of operations.

We May Not Be Able To Obtain And Maintain any Governmental Permits Necessary To Operate Our Installed Systems.

The failure to maintain necessary licenses, permits or approvals, or to comply with other government regulations could have a material adverse effect on our business and results of operations. In addition, difficulties or failures in obtaining required certifications, licenses and approvals would result in delays in, or cancellation of, the launch of new installations. Our products may be subject to government approval and could be subject to regulation by state and local environmental, labor relations, and other departments. Our employees may not all meet applicable citizenship or residency requirements, which could lead to disruptions in our work force. The development and construction of additional installations may also be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that we will be able to obtain necessary variances or other approvals on a cost-effective and timely basis in order to construct and develop all planned systems in the future. Changes in any or all of these laws or regulations could have a material adverse effect on our business and results of operations.

We May Be Unable To Obtain Insurance At Adequate Levels Of Coverage Against Claims.

There are certain types of losses we may incur that may be uninsurable or that we believe are not economically insurable, such as losses due to earthquakes and other natural disasters. In the event of a natural disaster affecting the geographic area of our operations, we could suffer a loss of the capital invested in, as well as anticipated earnings from, the damaged or destroyed systems. Further, we do not currently maintain any insurance coverage for employee-related litigation or the effects of adverse publicity. In addition, punitive damage awards are generally not covered by insurance. We may also be subject to litigation, which, regardless of the outcome, could result in adverse publicity and damages. Such litigation, adverse publicity or damages could have a material adverse effect on our business and results of operations.

Our Failure To Obtain Additional Financing When Needed Would Adversely Affect Our Business.

We believe that with the proceeds of projected financing, together with anticipated cash flow from operations and funds anticipated to be available once we have negotiated site and power sharing agreements with host wind farm operators, will be sufficient to fund the construction and installation of all of our planned SWEG systems in the Company’s market. We expect to incur substantial costs over the near-term in connection with the implementation of our business plan. Depending on our ability to implement our business plan on time and on budget, and the performance of our SWEG systems once installed, we may need to seek additional financing sooner than we anticipate as a result of the following factors:

- changes in our operating plans;

- lower than anticipated revenues from our installed systems;

- increased component and/or labor costs; and

- potential acquisitions.

Additional financing may not be available on acceptable terms, or at all. If we fail to get additional financing as needed, our business and results of operations would likely suffer.

Our Operating Results May Fluctuate Significantly, Which Could Have A Negative Effect On The Value Of Our Common Stock.

Our quarterly and annual operating results and comparable power sales may fluctuate significantly as a result of a variety of factors, including:

                - labor costs for our hourly and management personnel, including increases in federal or state minimum wage requirements;

                - fluctuations in component costs;

                - timing of new SWEG system installations and related expenses;

                - amount of revenues contributed by each installed SWEG system;

- our ability to achieve and sustain profitability on a quarterly or annual basis;

-  confidence in our SWEG products;

- changes in preferences of existing wind farm operators;

- competition from new participants in the supplemental wind energy industry;

- factors associated with shutting down any unprofitable or unfeasible installed systems, including any payment due, if any, for the balance of the site license term;]

- impact of weather on revenues; and

- general economic conditions.

Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. We cannot assure that comparable revenues for any particular future period will not decrease.

The Success Of Our Business Plan Will Depend On A Variety Of Factors, Many Of Which Are Beyond Our Control.

Our ability to successfully launch and expand our business will depend on a variety of factors, many of which are beyond our control. These factors include:

- our ability to locate suitable sites or negotiate acceptable site license terms;

- our ability to obtain required local, state and federal governmental approvals and permits related to installation and operation of the SWEG systems;

- our dependence on subcontractors to manufacture SWEG systems in a timely manner;

- our ability to attract, train and retain qualified and experienced personnel and management;

- our ability to operate our SWEG systems profitably;

- our need for additional capital and our ability to obtain such capital on favorable terms or at all;

- our ability to respond effectively to the intense competition in the wind industry; and

- general economic conditions.

Our Failure Or Inability To Enforce Our Trademarks And Trade Names Could Adversely Affect Our Efforts To Establish Brand Equity.

Our ability to successfully expand our concept will depend on our ability to establish and maintain "brand equity" through the use of our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and the names and logos licensed from Boreas Research Corporation, a related company. Some or all of the rights in our intellectual property may not be enforceable, even if registered, against any prior users of similar intellectual property or our competitors who seek to utilize similar intellectual property in areas where we operate or intend to conduct operations. If we fail to enforce any of our intellectual property rights, we may be unable to capitalize on our efforts to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations. Claims from prior users could limit our operations and possibly cause us to pay damages or licensing fees to a prior user or registrant of similar intellectual property.

Risks Related to Ownership of Our Common Stock

If the Distribution of our common stock to First National’s stockholders were determined by any taxing authority to be taxable, First National’s stockholders would be required to pay U.S. federal income taxes.

First National does not expect that the Distribution will be taxable to holders of First National common stock; however, this determination is not binding on the Internal Revenue Service or any state taxation agency. These taxing authorities could ascribe a valuation to our distributed shares that would impose tax liability on holders of First National common stock, particularly if our stock trades at prices significantly above the value ascribed to our shares by First National in the period immediately following the Distribution. First National stockholders should consult with their own tax advisors regarding the tax consequences of the Distribution.

The market price of our common stock may experience significant volatility from time to time. Factors such as the following may affect such volatility:

•	announcements of regulatory developments or technological innovations by us or our competitors,

•	changes in our relationship with our licensor, or our joint venture or other strategic partners,

•	changes in our ownership or other relationships with First National,

•	our quarterly operating results,

•	developments in our technology ownership rights,

•	public concern in India regarding the safety or efficacy of our products,

•	government regulation of wind energy pricing or operations, and

•	general changes in the economy, the financial markets or the wind power industry.

As a result, there is no assurance that you will be able to sell your shares of our common stock at or above the initial market price of our stock following the Distribution.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile, and you may not be able to sell your shares at or above the initial market price of our stock following the Distribution.

Prior to the Distribution made under this prospectus, there will have been no trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this prospectus or for reasons unrelated to our performance, such as reports by industry analysts, investor perceptions, or announcements by our customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their stock price, our stock price may decline as well. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Our shares distributed to First National stockholders will be eligible for immediate sale, which may adversely affect our stock price.

The shares of our common stock that First National distributes to its stockholders generally may be sold immediately in the public market. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, may cause the market price of our common stock to decline. We are unable to predict the extent to which common stock will be sold in the open market following the Distribution or whether a sufficient number of buyers for our common stock will be in the market at that time.

We may acquire other businesses or form joint ventures that may be unsuccessful and could adversely dilute your ownership of our company.

As part of our business strategy, we may pursue future acquisitions of other complementary businesses and technology licensing arrangements. We also may pursue strategic alliances. We have no experience with respect to acquiring other companies and limited experience with respect to the formation of collaborations, strategic alliances and joint ventures. If we were to make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we could assume unknown or contingent liabilities. We also could experience adverse effects on our reported results of operations from acquisition-related charges, amortization of acquired technology and other intangibles and impairment charges relating to write-offs of goodwill and other intangible assets from time to time following the acquisition. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license or strategic alliance.

To finance acquisitions, we may choose to issue shares of our common stock as consideration, which would dilute your ownership interest in us. Alternatively, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, would result in dilution to our stockholders. Any future acquisitions by us also could result in large and immediate write-offs, the incurrence of contingent liabilities or amortization of expenses related to acquired intangible assets, any of which could harm our operating results.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

•	development of our products may be delayed or may not proceed as planned, and we may not be able to complete development of any SWEG-based product,

•	higher costs associated with being a separate, publicly trade company,

•	the difficulty in evaluating our financial information due to the distribution of our shares by First National,

•	the inability to raise additional future financing and lack of financial and other resources to us as a separate company,

•	our ability to control product development costs,

•	we may not be able to attract and retain key employees,

•	we may not be able to compete effectively,

•	we may not be able enter into planned or new strategic collaborations,

•	changes in government regulation affecting our products could increase our development costs,

•	our involvement in intellectual property litigation could be expensive and could divert management’s attention,

•	the possibility that there will be no market acceptance for our products, and

•	changes in third-party power purchase policies could adversely affect potential future deployments of any of our products.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of today’s date. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements contained in this prospectus.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE DISTRIBUTION

Reasons for Distribution

The First National board of directors has reviewed and assessed strategic alternatives to ensure that all of its assets are being utilized in the best manner to create value for First National and its stockholders. The First National board determined that the best strategy for realizing the potential value of our India technology license was to distribute our shares to its stockholders, so that we could operate as a separate entity. In furtherance of this strategy, the First National board believes that the distribution to its stockholders of our common stock will:

•	allow us direct access to capital markets to finance our India product development activities;

•
establish us as an independent company dedicated to developing proprietary supplemental wind power products in India and enhance our ability to compete with other companies pursuing wind power projects in India;

•	allow our management and management of First National to each pursue their own separate business strategies and strategic relationships based on their specific targeted markets;

•	enhance the ability of First National and us to attract advisors and collaborators with country specific expertise, including collaborators who may be competitors of the other company;

•
facilitate acquisitions, joint ventures and partnerships by First National and us with other companies focusing on the same or complementary technologies, some of who may be competitors of the other company;

•
provide First National stockholders with a direct ownership interest in us as a result of the Distribution pursuant to this prospectus. The First National board also believes that some investors invest only in companies focused on particular markets such as India, and that there may be greater collective investment demand for the publicly traded shares of First National and us, separately, than for First National shares alone.

•	enhance public disclosures regarding First National and us and improve investor understanding of the two companies; and

•
allow for common stock options and other equity securities in our company with a value related directly to the performance of our business. Such equity securities will enable us to provide incentives for our management and other key employees that are directly related to the market performance of our publicly traded shares and improve our ability to attract, retain and motivate qualified personnel.

The First National board considered a number of potentially negative factors in evaluating the separation of Pavana from First National, including the risks of being unable to achieve the expected benefits of the Distribution, as well as the transaction costs and increased future aggregate general and administrative costs of the two companies relative to First National’s historical general and administrative costs and the tax implications to First National and its stockholders. After careful consideration, the First National board concluded that the potential benefits of the separation outweighed these factors.

In considering the separation of Pavana from First National, the First National board was aware that Gregory Sheller, First National’s President and Chief Executive Officer, will serve as President, Chief Executive Officer and as a director of Pavana, and that First National’s directors and executive officers who own First National shares will receive Pavana shares on the same terms as other stockholders.

The First National board determined that these interests in the separation held by directors and executive officers are consistent with the interests of First National’s stockholders generally.

In view of the numerous factors considered in connection with the evaluation of the separation and the complexity of these matters, the First National board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of the First National board likely may have given different weights to different factors.

The distribution is not being underwritten by an investment bank or otherwise. We will pay any fees and expenses incurred in connection with the Distribution and qualification of our common stock for quotation on the OTC Bulletin Board, or the “Pink Sheets” or another over-the-counter (“OTC”) quotation system. We anticipate the aggregate fees and expenses in connection with the Distribution will be approximately $ 1 5,000.

Manner of the Distribution

First National expects to effect the Distribution on or about           , 20__, by distributing shares of Pavana common stock to First National's common stock holders at the close of business on          , 20__, the record date for the Distribution. To be entitled to receive shares of our common stock in the distribution, First National stockholders must be registered stockholders at the close of business (Eastern time) on the record date,          , 20__, which we anticipate will be approximately ten days after the effectiveness of the registration statement of which this prospectus is a part.

Based on 99,665,228 shares of First National common stock outstanding as of the date of this prospectus, each holder of First National common stock will receive one share of Pavana common stock for each one share of First National common stock held at the close of business on the record date. This distribution ratio assumes that no outstanding common stock options or stock purchase warrants of First National will be exercised between the date of this prospectus and the record date. The actual distribution ratio may be other than one-for-one, depending on the number of shares of First National common stock outstanding on the record date.

All First National stockholders as of the record date, whether or not their First National shares are held in their own names, will receive from our transfer agent (which will be acting as distribution agent for the Distribution), physical certificates evidencing the shares of our Pavana common stock due them in the Distribution.

First National common stock holders will not be required to pay for shares of our Pavana common stock received in the Distribution or to surrender or exchange shares of First National common stock to receive our Pavana common stock.

Treatment of Fractional Shares

It is not anticipated that fractional shares of our Pavana common stock will need to be distributed to holders of First National common stock as part of the Distribution.

Results of the Distribution

After the Distribution, we will be a publicly traded company. Immediately after the Distribution made under this prospectus, we expect to have approximately           holders of shares of our Pavana common stock and approximately 99,765,228 shares of our Pavana common stock outstanding.  First National will not own any shares of our Pavana common stock immediately after the Distribution made under this prospectus.

Trading Market

First National currently owns approximately 99.9% of our outstanding shares of Pavana common stock, and there has been no public market for our Pavana common stock. Prior to the distribution date, we will apply to qualify our Pavana common stock shares for quotation on the OTC Bulletin Board, or the “Pink Sheets” or another over-the-counter (“OTC”) quotation system; however, an active trading market may not develop or be sustained in the future. We expect that a limited market for shares of our Pavana common stock will develop shortly after the distribution date.

Shares of our Pavana common stock that you will receive in the Distribution will be freely tradable, except if you are considered an “affiliate” of ours under Rule 144 of the Securities Act. Persons who can be considered our affiliates after the Distribution generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with us, and include our directors, executive officers and principal stockholders. Our affiliates may only sell Pavana common stock received in the distribution under:

•	a registration statement that the SEC has declared effective under the Securities Act, or

•	an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144, which imposes certain restrictions on such sales, including volume limitations.

The will not be any outstanding warrants to purchase shares of our Pavana common stock after the Distribution.

Immediately following the Distribution to be made under this prospectus, and without considering the other transactions described in this prospectus, based upon the record number of shares of First National common stock held as of          , 20__, our affiliates that are known to us will hold approximately              shares of our common stock.

Trading Between the Record Date and Distribution Date

It is not anticipated that any shares of our Pavana common stock will trade on a "when-issued" basis prior to the distribution date.

Reason for Furnishing this Prospectus

This prospectus is being furnished to provide information to First National stockholders who are entitled to receive shares of Pavana common stock in the Distribution of such shares by First National. This prospectus is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell Pavana common stock or First National common stock.

We believe that the information in this prospectus is accurate as of the date set forth on the cover page. Changes may occur after that date, and neither we nor First National undertakes any obligation to update such information except in the normal course of its respective public disclosure obligations.

DIVIDEND POLICY

We do not anticipate paying any dividends on our Pavana common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our board of directors may deem relevant. Additionally, our ability to pay future dividends may be restricted by the terms of any debt financing.

CAPITALIZATION

We were incorporated as Pavana Power Corporation in Nevada on April 21, 2010, by our parent company, First National Energy Corporation, for the purpose of acquiring and continuing the business of our predecessor company, Pavana Power Associates Inc., which was incorporated in Florida on November 3, 2009, and acquired certain technology rights in the Republic of India under a technology license agreement with Boreas Research Corporation, an entity under common control with First National Power Corporation and us.  At its inception, our predecessor company issued 100 of its common shares to First National Power Corporation.  On March 24, 2010, the board of directors of our predecessor company approved and implemented a stock split increasing the number of issued and outstanding shares of our predecessor company from 100 to 99,665,228.  On March 31, 2010, our predecessor company sold and issued 100,000 units in a private placement to an investor for consideration of $100,000, with each such unit consisting of one share of our predecessor company's common stock and one common stock warrant, which common stock warrants each entitled the holder to purchase an additional one share of our predecessor company's common stock at any time prior to April 14, 2011, for an exercise price of $1.50 per common share.  As a result of these events, the total number of issued and outstanding common shares of our predecessor company was 99,765,228 (99,665,228, or 99.9% of which were held by First National Power Corporation) on April 22, 2010, when the business of our predecessor company was transferred to us and we issued an identical number of our Pavana common stock to the stockholders of our predecessor company.  Specifically, we entered into a novation agreement with our predecessor company and its stockholders pursuant to which (i) the technology license held by our predecessor company was assigned to us, with the consent of the licensor thereunder, (ii) we issued to the stockholders of our predecessor company, ratably, 99,765,228 of our Pavana common stock, which was equal to the number of issued and outstanding shares of common stock of our predecessor company then held by such stockholders, and issued to the holder of the issued and outstanding warrants of our predecessor company an equal number of our warrants, in like tenor, (iii) the outstanding shares and warrants of our predecessor company were cancelled, and (iv) the business of our predecessor company was continued by us. For more information regarding these transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

The following table presents our capitalization as of November 30, 2011 on (i) an actual unaudited historical basis and (ii) on an unaudited pro forma basis as adjusted to give effect to the Distribution and the transactions related to the Distribution:

	As of November 30, 2011
	(unaudited)
	(in thousands, except
	share numbers)
	Actual	Pro Forma
Debt Outstanding:
Current maturities of long-term debt, including payable to Boreas, a related company	$550	$550
Long-term debt	-	-
Total debt	$550	$550

Stockholders’ Deficit:
Common Stock, par value $.001 per share authorized 300 million shares;
issued and outstanding 99,765,228 shares	(529)	(529)
Total Capitalization (debt plus stockholders’ deficit)	$(1,079)	$(1,079)

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and corresponding notes to financial statements included elsewhere in this prospectus.

The financial statements of Pavana included in this prospectus for the periods through September 30, 2011 have been disaggregated, or “carved-out,” of the financial statements of First National, which were audited as of December 31, 2010 by Schwartz, Levitsky, Feldman LLP, an independent registered public accounting firm. These carved-out financial statements form what we refer to herein as the financial statements of Pavana. The historical expenses consist primarily of the cost for Pavana's technology license agreement. No indirect expenses incurred on behalf of Pavana have been allocated to Pavana by First National.

Management believes the assumptions underlying the carve-out financial information are reasonable; however, Pavana’s financial position, results of operations and cash flows may have been materially different if it was operated as a stand-alone entity as of and for the periods presented.

We generated no revenues during the period from inception through September 30, 2011, nor did we generate revenues during the nine-month period ended September 30, 2011. We also anticipate that no revenue will be generated for the year ending December 31, 2011. Accordingly, for accounting purposes we are considered a development stage company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the Pavana financial statements and the notes to financial statements included elsewhere in this prospectus. The Pavana financial statements were derived from the consolidated financial statements of First National to include the historical operations of Pavana. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

The Company is dedicated to the development and marketing of green energy related products. As its principal product, the Company has exclusive rights in India to a Supplemental Wind Energy Generating (SWEG) system that augments the power generated by existing wind turbines. By harnessing the lost potential of wind turbines through a series of twinned, stacked turbines, the Company can help wind farm proprietors leverage additional revenue at a fraction of the cost of an investment in a new tower.

Corporate Structure

Located in Sarasota, Florida, the Company is a development stage company incorporated under the laws of the State of Nevada. The Company holds an exclusive territorial license to the technology and trade secrets incorporated in the SWEG System.  The Company will take steps to protect and defend its proprietary rights to the technology, in cooperation with Boreas Research Corporation, a related company and the owner of the technology embodied in the SWEG System.

Nature of the Business

The primary activities of the Company are to develop, manufacture, install, and market and maintain its SWEG system in its target market. The Company intends to negotiate a joint venture agreement with a significant market participant in the alternative energy industry in India and, through a new joint venture company to be organized in India with an assignment of the Company’s technology rights and jointly owned by the Company and such joint venture partner, the new India joint venture company will initially market its system to existing owners and operators of commercial wind farms in India. Initial contact has been made with a number of wind farm owners and operators in this market and the resulting customer interest has been very strong. Based on market research conducted by the Company, the potential market for its products is significant, consisting of existing, planned and abandoned commercial wind farms. The SWEG system also lends itself to stand alone development independent of existing towers, which the Company views as a secondary market which it plans to explore at a later date.

The SWEG Product

Description

The company’s primary product is the SWEG System, which is designed to augment the power generated by existing, in-place Propeller-on-Pole (POP) wind farms through a series of layered, twinned and stacked turbines of a standard design. The core of the SWEG System is a unit consisting of twin turbines connected to each other and positioned on opposite sides of (but not directly attached to) an existing POP tower, with a system in place to independently support the weight of the SWEG system. Our SWEG units (“Units”) have been designed to rotate around the POP tower so that they are always facing the leading direction of the wind. Each turbine has a blade radius and a rotor diameter which, when augmented by enclosure sheathing designed to amplify the volume of wind striking the turbine blades, takes full advantage of the turbine's position within the array, whether below the POP blade (from the 30 feet level to a height just below where the bottom of the POP blade rotates, where larger SWEG turbines are employed), or behind the blade, where smaller turbines are utilized so as to avoid possible contact within the area swept by the POP blade during maximum yaw.   Tested and proven in the aircraft industry, the turbines incorporated in the SWEG Units are robust and have a documented history of hundreds of millions of hours of durability and reliability. Each turbine is connected to a generator and the entire SWEG assembly is configured to meet site-specific energy needs and wind characteristics.

By combining Units both below and behind the POP blade, it is possible to install 14 stacked SWEG Units on the Vestas V52 tower and 17 Units on the V82 tower, thereby increasing the POP's power output by 66% and 43%, respectively, at an estimated cost of 24% and 16%, respectively, of the original tower.

The technology imbedded in all of the Company’s products and upgrades are and will be fully protected and the Company will pursue a policy of aggressively prosecuting infringements.

Product Design, Manufacturing and Installation

The SWEG System, including the tower structure, will be produced in a modular formed system with standard hardware and software. This design enables the Units to be mass-produced locally, considerably reducing manufacturing and production costs, shipping costs and on-site assembly costs. The manufacturing process consists of metal fabrication of the structure designed to support the Units, which must be installed around the existing POP tower. Component parts manufactured by third parties are assembled and forwarded to the power generation site for installation. The Company intends to work with other SWEG licensees to develop and test a prototype of the SWEG system to demonstrate the Units’ performance. The Company has negotiated a strategic relationship with an India company capable of erecting and installing the SWEG System within that market.

The Company’s design of the Units will continue to be evaluated for potential innovative improvements and site-specific enhancements.  However, the Company will require additional capital to continue such research and development activities.

Product Analysis

Benefits

The system is designed to be installed on existing commercial wind farms, leveraging the investment those farms already have in capital equipment, planning approvals and grid connectivity;

The SWEG system is unique in the wind energy industry and the Company has all of the necessary technology rights to protect and defend its competitive advantage;

SWEG units have the potential to boost the output of existing wind turbines by up to 66% at a fraction of the cost of installing traditional wind turbine capacity;

The Company has outlined the basis for establishing a contractual relationship with a strategic partner within its target market;

SWEG units will be manufactured and installed using readily available component parts, enabling them to be easily transported and quickly erected. There is no other product that exists in the market segment that is comparable in cost and productivity to the SWEG system;

The SWEG system is a supplemental product; therefore, no study is required to prove the viability of the site as a wind farm, as the SWEG system is designed to be installed on existing wind farms on which such studies have been completed and the wind parameters and energy output are known;

Little or no environmental impact studies should be required;

Little or no incremental grid connection costs are required as these are already in place at existing wind farms;

Few, if any, negotiations are required with power companies as power purchase agreements will have been concluded at the time of constructing the original wind farm;

No tower costs or road access costs are required as these would all be erected or installed as part of the original wind farm;

No land use agreements need to be negotiated as these have been implemented as part of the original wind farm;

Less maintenance downtime, since individual turbines within the configuration of Units comprising the SWEG system can be shut down and serviced independently. Unlike the POP systems, the entire SWEG system does not have to be shut down for maintenance;

The SWEG system is installed and operated free from major structural adjustments to the existing pole or wind turbines;

No major changes or additions to power grids are required to accommodate the SWEG system;

The cost per kilowatt of capacity of the SWEG system is a fraction of the cost of the original wind farm. The SWEG system could increase the power generated by conventional POP wind turbine farms by up to 66% at a cost of approximately 26% of the funds expended on the original wind farm;

The Company is an early entrant in the supplemental wind energy market; consequently, it will initially face limited or no competition;

Management of the Company’s contemplated joint venture partner has extensive experience in the field;

To date, there has been significant interest in the SWEG system from companies and proprietors within its target market.

Accordingly, the Company has in place the product design, management, and contacts to allow it to carry out its business plan, if sufficient development and operating funds are available to the Company;

Weakness

The SWEG system has not been fully demonstrated to date. Plans are currently underway to erect a prototype facility which will confirm the attributes of the system; however, years of aircraft industry tests and trials have proven the viability of the Company’s SWEG system concept.

See “Risk Factors” above.

Opportunities

The SWEG systems represent an excellent opportunity for wind farm proprietors to boost wind output from existing and planned wind farms with little or no investment;

The Company has a tremendous opportunity to capture a significant portion of the supplemental wind energy market in India (nearly $ 2.5 Billion in potential revenue) free of any substantial competition;

The Company’s products appeal to declared governmental support for energy self-sufficiency and the Kyoto Accord’s demands for increased clean, renewable energy sources.

Threats

Any loss of government incentives and support of the wind energy industry in India could ultimately limit the Company’s growth. However, given the scale and protected growth of the market and the clear and consistent demand for clean, reliable and affordable energy, this should not have any meaningful impact on the Company’s near term growth plans;

Competition will invariably occur as the product becomes popular, which may decrease the Company’s share of the supplemental wind energy market.

Market Overview

Introduction

Wind power will remain the greatest contributor to the expansion of renewable energies in the electricity sector of India for the foreseeable future. The Indian government’s stated target is for renewable energy to contribute 10% of the country’s total power generation capacity by 2012.  Wind power generation is already one of the main producers of electricity in India, ranking alongside conventional technologies. At the end of 2009, India had total installed wind energy capacity of around 10,926 MW (compared with 9,655 MW at the end of 2008). Worldwide, installed rated power broke through the 150 GW barrier in 2009. Despite huge increases in many countries, 6.9% of total global installed capacity is still concentrated in India alone.

To date, wind energy has been harnessed by the use of large, three-bladed propeller-on-pole (POP) turbines which are increasing in both size and energy output. World leaders in the manufacture of these POP turbines include European based, recently merged Vestas/NEG-Micon, North American Based GE Power and, in India, Suzlon Energy Limited.

The SWEG system offers the India wind energy market the opportunity to add capacity at a fraction of the cost and in a much shorter time frame than conventional POP systems. For example, based on an analysis of the recently completed $200 million, 63-tower Vestas V82 wind farm in St. Leon, Manitoba, Canada, for every 99 MW of conventional wind turbines installed, power output could be increased 43% with the addition of a SWEG system at 16% of the original cost of this particular wind farm.

On this basis, we believe the market potential for the SWEG system in India is significant.

Competitive Environment

The Company has no known competitors in India or elsewhere in the world for its SWEG wind augmentation system.

Key Success Factors

Key success factors in this industry include:

Time period from initial investment to revenue generation.

Product availability – unlike major wind manufacturing companies having long lead times due to the heavy demand to develop wind energy capacity, the Company’s SWEG system is based on dependable component parts readily available from a number of manufacturers.

Ease of transportation – large POP systems require special transportation equipment and arrangements to get their components from the factory to the wind farm. The SWEG system components can be transported inexpensively by conventional carriers to the site for assembly.

Position

The Company believes it is well positioned to capitalize on developments within the industry, for the following reasons:

The Company has exclusive rights in India to a product unique in the wind energy industry which will generate wind energy at a fraction of the cost and in a shorter time period than conventional POP wind systems.

All intellectual property is protected and will be further researched and developed internally.

The Company’s wind system is comprised of readily available component parts. The conventional size of these component parts allows them to be easily transported by conventional carriers and quickly erected. The size and weight of modern megawatt class turbines requires special transportation equipment and arrangements. Transport cost is a major component of these POP turbines.

The Company is in a good position to further develop and capitalize on its relationships within its target market. The Company will work diligently to support a India joint venture partner, so that it may quickly generate customers who will perceive the benefits of the SWEG system.

Target Markets

The Company proposes to market its SWEG system in the following market segments:

Existing large scale commercial wind farms in India;

Planned large scale commercial wind farms in India; and

POP wind farms in India that have discontinued operations, usually for technological reasons.

Based on available data for existing, in-place capacity, the industry in India currently generates 10,926 megawatts (MW) or approximately 6.9% of the world’s supply of wind energy. If the SWEG System were placed Below-the-Blade only, the potential size of this market would be 3,200 MW. To install this capacity would require a capital investment estimated at $1.6 Billion and in turn it would generate annual revenues for the Company estimated at $572 Million based on a per kilowatt hour (kWh) rate of $ .07.

Strategic Licenses and Alliances

The Company has an exclusive, territorial 25 year license for the Republic of India with Boreas Research Corporation ("Boreas”), a research company affiliated with the Company's parent that has developed a technology that maximizes the energy productivity of existing wind turbines by capturing energy that flows through and underneath existing wind turbine systems.  The consideration due from the Company to Boreas for the license is a deferred cash payment of $600,000, and a future royalty equal to 5% of the Company’s “EBITDA” (revenues before interest, taxes, depreciation and amortization).  There are no fixed time limits on the Company's payment obligations under the license agreement.  To date, the Company has paid Boreas $60,000 of the $600,000 cash consideration due from the Company to Boreas under the license agreement.

The Company proposes to contribute its rights and obligations under this technology license to a newly formed private limited company in India, which will be capitalized and administered by a joint venture partner. The joint venture company would market bundled services for construction, maintenance and operation of “wind parks” in India employing non-polluting and renewable wind energy to generate electricity and to market and sell the electricity generated by these facilities to wholesale purchasers, with the supplemental wind energy generator (“SWEG”) systems comprising the assigned technology to be included in such service offerings. The Company has identified and is in the preliminary stages of negotiating a joint venture agreement with a prominent industrial company in India to carry out the foregoing joint venture enterprise.

FINANCIAL OVERVIEW

Fiscal Year

Our fiscal year end is December 31 each year. Unless otherwise stated, references to years in this report relate to fiscal years, which are the same as the corresponding calendar years. The following fiscal periods are presented in this report:

Fiscal Year	Ended
2010	December 31, 2010
Interim Period (9 Months)	September 30, 2011

IMPACTS FROM THE DISTRIBUTION

We are currently a majority owned direct subsidiary of First National Energy Corporation (“First National”). First National has determined to spin off the Company by distributing all of our Pavana common stock held by First National to the shareholders of First National as a dividend. Immediately following completion of the spin-off, First National shareholders will own 99.9% of the outstanding shares of our Pavana common stock and an unaffiliated private investor will own approximately .1% of our outstanding Pavana common stock, representing approximately 99.9% and .1%, respectively, of the voting power of our outstanding capital stock. After the Distribution, we will operate as a publicly traded company independent from First National, which will have a range of impacts on our operations:

General Administrative and Separation Agreement Costs. Historically, we have used the corporate functions of First National for a variety of services including treasury, accounting, tax, legal, and shared services. First National also contributes to other corporate functions such as the members of our board of directors. We expect to enter into an agreement with First National for continuation of certain of these services, but the terms and prices on which such services are rendered may be different than the terms and prices in effect prior to the Distribution.

We will also incur increased costs as a result of becoming a publicly traded company independent from First National, primarily from higher charges than in the past from First National for transition services and from establishing or expanding the corporate support for our business, including information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, legal, procurement and other services. We have not attempted to estimate these additional annual operating charges.  We do not currently have cash flows from operations to fund these additional corporate expenses.

Distribution Transaction Costs. One-time, non–recurring transaction costs related to the consummation of the Distribution will be the responsibility of First National. These costs are expected to consist of, among other things: accounting, financial, legal, tax and other advisory fees.

RESULTS OF OPERATIONS

Our results of operations are presented using key accounting policies that are further described in Note 1 of the Notes to the Financial Statements. Key definitions include:

9 Month Period Ended December 31, 2010, which would also be the period from inception (March 22, 2010) to December 31, 2010; and

9 Month Period Ended September 30, 2011

Revenues

The Company had no revenues during these periods. Market development and capitalization was the focus of the Company.

  General and Administrative Expenses

The Company had no minimal expenses during these periods. First National attended to the legal and administrative expenses, while Pavana paid for the audit of their statements as well as for the development of a marketing program.

Depreciation and Amortization

The Company has the territorial License for the SWEG technology as its sole asset. Because the asset was purchased from a related party, the carrying value of the license is a nominal $100. Therefore no amortization or depreciation was recorded.

Interest Expense, net

The Company’s only liability is to Boreas Research Corporation, a related party. The liability was the result of the purchase of the SWEG technology territorial license. The liability has no fixed repayment date and is non-interest bearing.

Income Taxes

The Company has not recorded any income tax expenses since inception, and does not anticipate any significant income tax expenses in the near future.

Net Income

The Company had no revenues and its minimal expenses account for the total loss reported.

ANALYSIS OF FINANCIAL CONDITION

Liquidity and Capital Resources

The Company is reporting a negative working capital of $531,900 as a result of:

-
The Company had access to $15,000 in cash, held in the bank account of another member of the control group of companies of which the Company is a member.  Such cash and the SWEG technology license, which was recorded at a $100 nominal value, were the only assets.

-
The Company had accrued liabilities of $7,000 and a liability with no fixed repayment date, payable to Boreas, a related company, for the balance due on the purchase of the SWEG technology of $540,000.

Statements of Cash Flow Data

Financing Arrangements

The Company's predecessor sold shares for 100,000 shares for $1 each, netting the Company's predecessor $100,000, which is the only cash received by the Company and its predecessor during the period from inception through the date of the financial statements.

On March 22, 2010, the Company's predecessor acquired an exclusive territorial 25 year SWEG technology license for the Republic of India (“India”), from Boreas Research Corporation (‘Boreas”). The stockholders of Boreas hold a controlling interest in the Company and its predecessor through their controlling interest in First National Energy Corporation. The technology of Boreas maximizes the energy productivity of existing wind turbines by capturing energy that flows through and underneath existing wind turbine systems. The consideration due from the Company's predecessor, an obligation which has been assumed by the Company, to Boreas for the license was a deferred cash payment of $600,000, and a future royalty equal to 5% of the subsidiary’s “EBITDA” (revenues before interest, taxes, depreciation and amortization) from exploitation of the acquired license.

On November 8, 2010, the Company paid Boreas $60,000 as a payment due under the India technology license agreement, leaving a balance of cash consideration due of $540,000. The remaining debt is non‐interest bearing and is without any fixed repayment terms.

In accordance with Topic ASC 850, Related Party Disclosures, the Company and its predecessor have recorded the acquisition of the SWEG technology license for the geographical territory of India, at the carrying amount of the license technology acquired which was $100 and the balance of the cash consideration of $599,900 was accounted for as additional paid in capital.

Cash Flows from Operating Activities

The Company and its predecessor have had no revenues, only expenses. The result is that Cash Flows from Operating Activities resulted in a net outflow of $31,968.

Contractual Obligations and Off-balance Sheet Arrangements

For fiscal 2010 and the interim 9 month period ended September 30, 2011, the Company had non-cancelable commitments of $540,000, related to the unpaid balance due under the Technology License Agreement.  We do not have any off-balance sheet financing that has, or is reasonably likely to have, a material current or future effect on our financial condition, cash flows, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

Under the Technology License assigned to the Company, the Company has a contingent liability for royalties at the rate of 5% for all revenues derived using this technology.

Critical Accounting Policies and Estimates

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The financial statements have, in management’s opinion, been properly prepared within the framework of the accounting policies summarized below.

a)	Use of Estimates

The determination of assets and liabilities, and correspondingly revenues and expenses, depend on future events and involves the use of estimates and assumptions. Actual amounts may differ from these estimates. Significant estimates include the recording of accrued liabilities and the determination of the valuation allowance for deferred tax assets.

b)	Financial Instruments

The carrying amounts of the Company’s accounts payable and accrued liabilities and loans payable approximate their fair values, because of the short maturity of these instruments.

c)	Income Taxes

Deferred income taxes are provided using the asset and liability method of accounting.  Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. Current income tax expense (recovery) is the amount of income taxes expected to be payable (recoverable) for the current year.  A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax losses.  Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be "more likely than not" to be realized in future returns.  Tax law and rate changes are reflected in income in the period such changes are enacted.

d)	Comprehensive Income (Loss)

Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income (loss), which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.  The Company does not have any items that affect comprehensive income (loss) since inception to September 30, 2011.

e)	Intangible Assets

Intangible assets, which include the technology licenses (SWEG), are recorded at the cost of acquisition or at the carrying amount for a non-arm’s length acquisition and are amortized over the estimated useful life of 10 years on a straight line basis.

f)	Development Stage Company

The Company complies with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915 (SFAS 7) for its characterization of the Company as a development stage company.

Goodwill and Intangible Asset Impairment

The Company has no Goodwill or Intangible Assets

Quantitative and Qualitative Disclosures about Market Risk

We face market risk exposure in the form of exposure to foreign currency fluctuations from our proposed plan of operation in India, which may be significant to our financial condition and results of operations.

BUSINESS

The Company is dedicated to the development and marketing of green energy related products. As its principal product, the Company has exclusive rights in India to a Supplemental Wind Energy Generating (SWEG) system that augments the power generated by existing wind turbines. By harnessing the lost potential of wind turbines through a series of twinned, stacked turbines, the Company can help wind farm proprietors leverage additional revenue at a fraction of the cost of an investment in a new tower.

Corporate Structure

Located in Sarasota, Florida, the Company is a development stage company incorporated under the laws of the State of Nevada. The Company holds an exclusive territorial license to the technology and trade secrets incorporated in the SWEG system and the Company will take steps to protect and defend its proprietary rights to the technology, in cooperation with Boreas Research Corporation, a related company and the owner of the patent application for the SWEG system.

Nature of the Business

The primary activities of the Company are to develop, manufacture, install, and market and maintain its SWEG system in its target market. The Company intends to negotiate a joint venture agreement with a significant market participant in the alternative energy industry in India and, through a new joint venture company to be organized in India with an assignment of the Company’s technology rights and jointly owned by the Company and such joint venture partner, the new India joint venture company will initially market its system to existing owners and operators of commercial wind farms in India. Initial contact has been made with a number of wind farm owners and operators in this market and the resulting customer interest has been very strong. Based on market research conducted by the Company, the market for its products is enormous, consisting of existing, planned and abandoned commercial wind farms. The SWEG system also lends itself to stand alone development independent of existing towers, which the Company views as a secondary market which it plans to explore at a later date.

The SWEG Product

Description

The company’s primary product is the SWEG system, which is designed to augment the power generated by existing, in-place Propeller-on-Pole (POP) wind farms through a series of layered, twinned and stacked turbines of a standard design. The core of the SWEG system is a unit consisting of twin turbines connected to each other and positioned on opposite sides of (but not directly attached to) an existing POP tower, with a system in place to independently support the weight of the SWEG system. Our SWEG units have been designed to rotate around the POP tower so that they are always facing the leading direction of the wind. Each turbine has a blade radius and a rotor diameter which, when augmented by enclosure sheathing designed to amplify the volume of wind striking the turbine blades, takes full advantage of the turbine's position within the array, whether below the POP blade (from the 30 feet level to a height just below where the bottom of the POP blade rotates, where larger SWEG turbines are employed), or behind the blade, where smaller turbines are utilized so as to avoid possible contact within the area swept by the POP blade during maximum yaw.   Tested and proven in the aircraft industry, the turbines incorporated in the SWEG units are robust and have a documented history of hundreds of millions of hours of durability and reliability. Each turbine is connected to a generator and the entire SWEG assembly is configured to meet site-specific energy needs and wind characteristics.

By combining SWEG units both below and behind the POP blade, it is possible to install 14 stacked SWEG units on the Vestas V52 tower and 17 units on the V82 tower, thereby increasing the POP's power output by 66% and 43%, respectively, at an estimated cost of 24% and 16%, respectively, of the original tower.

The technology imbedded in all of the Company’s products and upgrades are and will be fully protected and the Company will pursue a policy of aggressively prosecuting infringements.

Product Design, Manufacturing and Installation

The SWEG system, including the tower structure, will be produced in a modular formed system with standard hardware and software. This design enables the SWEG units to be mass-produced locally, considerably reducing manufacturing and production costs, shipping costs and on-site assembly costs. The manufacturing process consists of metal fabrication of the structure designed to support the SWEG units, which must be installed around the existing POP tower. Component parts manufactured by third parties are assembled and forwarded to the power generation site for installation. The Company intends to work with other SWEG licensees to develop and test a prototype of the SWEG system to demonstrate the SWEG units’ performance. The Company has outlined the basis for negotiating a strategic relationship with an India company capable of erecting and installing the SWEG system within that market.

The Company’s design of the SWEG units will continue to be evaluated for potential innovative improvements and site-specific enhancements.  However, the Company will require additional capital to continue such research and development activities.

Product Analysis

Benefits

The system is designed to be installed on existing commercial wind farms, leveraging the investment those farms already have in capital equipment;

The SWEG system is unique in the wind energy industry and the Company has all of the necessary technology rights to protect and defend its competitive advantage;

SWEG units boost the output of existing wind turbines by up to 66% at a fraction of the cost of installing traditional wind turbine capacity;

The Company has identified the basis for establishing a contractual relationship with a strategic partner within its target market;

SWEG units will be manufactured and installed using readily available component parts, enabling them to be easily transported and quickly erected. There is no other product that exists in the market segment that is comparable in cost and productivity to the SWEG system;

The SWEG system is a supplemental product; therefore, no study is required to prove the viability of the site as a wind farm, as the SWEG system is designed to be installed on existing wind farms on which such studies have been completed and the wind parameters and energy output are known;

Little or no environmental impact studies should be required;

Little or no incremental grid connection costs are required as these are already in place at existing wind farms;

Few, if any, negotiations are required with power companies as power purchase agreements will have been concluded at the time of constructing the original wind farm;

No tower costs or road access costs are required as these would all be erected or installed as part of the original wind farm;

No land use agreements need to be negotiated as these have been implemented as part of the original wind farm;

Less maintenance downtime - individual turbines within the configuration of the units comprising the SWEG system can be shut down and serviced independently. Unlike the POP systems, the entire SWEG system does not have to be shut down for maintenance;

The SWEG system is installed and operated free from major structural adjustments to the existing pole or wind turbines;

No major changes or additions to power grids are required to accommodate the SWEG system;

The cost per kilowatt of capacity of the SWEG system is a fraction of the cost of the original wind farm. The SWEG system could increase the power generated by conventional POP wind turbine farms by up to 66% at a cost of approximately 26% of the funds expended on the original wind farm;

The Company is an early entrant in the supplemental wind energy market; consequently, it will initially face limited or no competition;

Management of the Company’s proposed joint venture partner has extensive experience in the field;

To date, there has been significant interest in the SWEG system from companies and proprietors within its target market.

Weakness

The SWEG system has not been fully demonstrated to date. Plans are currently underway to erect a prototype facility which will confirm the attributes of the System; however, years of aircraft industry tests and trials have proven the viability of the Company’s SWEG system concept.

See “Risk Factors” above.

Opportunities

The SWEG system represents an excellent opportunity for wind farm proprietors to boost wind output from existing and planned wind farms with little or no investment;

The Company has a tremendous opportunity to capture a significant portion of the supplemental wind energy market in India (nearly $ 2.5 Billion in potential revenue) free of any substantial competition;

The Company’s products appeal to declared governmental support for energy self-sufficiency and the Kyoto Accord’s demands for increased clean, renewable energy sources.

Threats

Any loss of government incentives and support of the wind energy industry in India could ultimately limit the Company’s growth. However, given the scale and protected growth of the market and the clear and consistent demand for clean, reliable and affordable energy, this should not have any meaningful impact on the Company’s near term growth plans;

Competition will invariably occur as the product becomes popular, which may decrease the Company’s share of the supplemental wind energy market.

Market Overview

Introduction

Wind power will remain the greatest contributor to the expansion of renewable energies in the electricity sector of India for the foreseeable future. The Indian government’s stated target is for renewable energy to contribute 10% of the country’s total power generation capacity by 2012.  Wind power generation is already one of the main producers of electricity in India, ranking alongside conventional technologies. At the end of 2009, India had total installed wind energy capacity of around 10,926 MW (compared with 9,655 MW at the end of 2008). Worldwide, installed rated power broke through the 150 GW barrier in 2009. Despite huge increases in many countries, 6.9% of total global installed capacity is still concentrated in India alone.

To date, wind energy has been harnessed by the use of large, three-bladed propeller-on-pole (POP) turbines which are increasing in both size and energy output. World leaders in the manufacture of these POP turbines include European based, recently merged Vestas/NEG-Micon, North American Based GE Power and, in India, Suzlon Energy Limited.

The SWEG system offers the India wind energy market the opportunity to add capacity at a fraction of the cost and in a much shorter time frame than conventional POP systems. For example, based on an analysis of the $200 million, 63-tower Vestas V82 wind farm in St. Leon, Manitoba, Canada, for every 99 MW of conventional wind turbines installed, power output could be increased 43% with the addition of SWEG systems at approximately 16% of the original cost of this particular wind farm.

On this basis, the market potential for the SWEG system in India is significant.

Competitive Environment

The Company has no known competitors in India or elsewhere in the world for its SWEG wind augmentation system.

Key Success Factors

Key success factors in this industry include:

Time period from initial investment to revenue generation.

Product availability; unlike major wind manufacturing companies having long lead times due to the heavy demand to develop wind energy capacity, the Company’s SWEG system is based on dependable component parts readily available from a number of manufacturers.

Ease of transportation; large POP systems require special transportation equipment and arrangements to get their components from the factory to the wind farm. The SWEG system components can be transported inexpensively by conventional carriers to the wind farm site for assembly.

Position

The Company believes it is well positioned to capitalize on developments within the industry, for the following reasons:

The Company has exclusive rights in India to a product unique in the wind energy industry which will generate wind energy at a fraction of the cost and in a shorter time period than conventional POP wind systems.

All intellectual property is protected and will be further researched and developed internally.

The Company’s wind system is comprised of readily available component parts. The conventional size of these component parts allows them to be easily transported by conventional carriers and quickly erected. The size and weight of modern megawatt class turbines requires special transportation equipment and arrangements. Transport cost is a major component of these POP turbines.

The Company is in a good position to further develop and capitalize on its relationships within its target market. The Company will work diligently to support its contemplated India joint venture partner, so that it may quickly generate customers who will perceive the benefits of the SWEG system.

Target Markets

The Company proposes to market its SWEG system in the following market segments:

Existing large scale commercial wind farms in India;

Planned large scale commercial wind farms in India; and

POP wind farms in India that have discontinued operations, usually for technological reasons.

Based on available data for existing, in-place capacity, the industry in India currently generates 10,926 megawatts (MW) or approximately 6.9% of the world’s supply of wind energy. If the SWEG system were placed Below-the-Blade only, the potential size of this market would be 3,200 MW. To install this capacity would require a capital investment estimated at $1.6 Billion and in turn it would generate annual revenues for the Company estimated at $572 Million based on a per kilowatt hour (kWh) rate of $ .07.

Critical Accounting Policies and Estimates

In preparing the financial statements, certain accounting policies require considerable judgment to select the appropriate assumptions to calculate financial estimates. These estimates are complex and subject to an inherent degree of uncertainty. We base our estimates on historical experience, terms of existing contracts, evaluation of trends and other assumptions that we believe to be reasonable under the circumstances. We continually evaluate the information used to make these estimates as our business and the economic environment change. Although the use of estimates is pervasive throughout the financial statements, we consider an accounting estimate to be critical if:

•	it requires assumptions to be made about matters that were highly uncertain at the time the estimate was made, and

•
changes in the estimate that are reasonably likely to occur from period to period or different estimates that could have been selected would have a material effect on our financial condition, cash flows or results of operations.

We believe that the current assumptions and other considerations used to estimate amounts reflected in the financial statements are appropriate. However, if actual experience differs from the assumptions and the considerations used in estimating amounts, the resulting changes could have a material adverse effect on our consolidated results of operations, and in certain situations, could have a material adverse effect on our financial condition.

For a statement of our significant accounting policies, see Note 1 of the Notes to the Financial Statements.

MANAGEMENT

Directors and Executive Officers Following the Distribution

The following table sets forth information regarding the individuals who are currently expected to serve as our executive officers following the Distribution and their anticipated titles following the Distribution. All of these individuals are currently directors and officers of First National. After the Distribution, these individuals will continue to be directors and officers of First National. Additional executive officers may be appointed prior to the Distribution and information concerning those executive officers will be included in an amendment to this Prospectus. We are in the process of identifying additional individuals who will serve us as directors following the Distribution, and we expect to provide details regarding these individuals in an amendment to this Prospectus.

Name	Age	Position with Pavana

Gregory Sheller	52	Director, Chairman, Chief Executive Officer and President
Peter Wanner	58	Director, Treasurer, Secretary and Chief Financial Officer

GREGORY SHELLER - Director, Chairman of the Board of Directors, Chief Executive Officer and President of the Company.   Age 52, is and for the past five years has been principally employed as a real estate consultant with Re/Max Alliance Group, a real estate firm headquartered in Sarasota, Florida.  Mr. Sheller has served as a director and officer of the Company since June 2011.

Mr. Sheller's education and work experience qualify him to serve as a director and officer of the Company.

PETER WANNER - Director, Treasurer, Secretary and Chief Financial Officer.

Mr. Wanner, age 58, is a qualified accountant certified in Canada and Ontario and for the past 15 years has served as a business consultant to start-up companies, as well as companies in refinancing and turnaround. He also has 26 years of experience in financing accounting, including 2 years in public accounting as well as international experience working in Mexico, United Kingdom and United States. Mr. Wanner has served as a director and officer of the Company since April 21, 2010, the date of inception.

Mr. Wanner's education and accounting and work experience qualify him to serve as a director and officer of the Company.

Board Structure

Our board of directors currently consists of two directors. At the time of the Distribution, we expect to have an appropriate number of independent members on our board of directors as required by the federal securities laws. All of our directors will stand for election at each annual meeting of our shareholders. There are no family relationships among any of our directors or executive officers.

Committees of the Board

We expect that, prior to the Distribution, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a governance committee.

Audit Committee

The duties and responsibilities of the Audit Committee will be set forth in its charter available on our website, and we expect they will include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management and the independent registered public accounting firm our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Prior to the Distribution, the Company intends that at least one member of the audit committee will be “independent,” as defined under and required by the rules and regulations of the SEC, including Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and we expect that one member will be the “audit committee financial expert” as defined under and required by the rules and regulations of the SEC. A majority of the members of the committee will be “independent” within 90 days of the Distribution and all members will be independent within one year of the Distribution.

Our board of directors will adopt a written charter for the audit committee prior to the completion of the Distribution, which will be available on our website.

Compensation Committee

The duties and responsibilities of the compensation committee will be set forth in its charter, to be made available on our website as soon as adopted, and we expect they will include the following:

•	to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the company and any executive officer of the company;

•
to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company; and

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans.

At the time of the Distribution, the Company intends that at least one member of the committee will be “independent.” A majority of the members of the committee will be “independent” within 90 days of the Distribution, and all members will be independent within one year of the Distribution.

Corporate Governance and Nominating Committee

The duties and responsibilities of the corporate governance and nominating committee will be set forth in its charter, to be made available on our website as soon as adopted, and we expect they will include the following:

•
to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and

•	to recommend members for each committee of the board of directors.

At the time of the Distribution, the Company intends that at least one member of the committee will be “independent.” A majority of the members of the committee will be “independent” within 90 days of the Distribution, and all members will be independent within one year of the Distribution.

Compensation Committee Interlocks and Insider Participation

The Company contemplates that no member of our compensation committee shall also serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Additional information concerning transactions between us and entities affiliated with members of the compensation committee is included in this Prospectus under the heading “Related Party Transactions.”

Code of Ethics

We expect that prior to the completion of the Distribution our board of directors will adopt a code of ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC. Our code of ethics will be available on our website as soon as adopted.

Corporate Governance Guidelines

We expect that our board of directors will adopt a set of corporate governance guidelines that sets forth our policies and procedures relating to corporate governance. Our corporate governance guidelines will be available on our website as soon as adopted.

DIRECTOR AND EXECUTIVE COMPENSATION

Executive officers and directors of the Company do not currently receive and are not accruing any compensation:

SUMMARY COMPENSATION TABLE

Name and		Salary	Bonus	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Gregory Sheller, President CEO	2011	$0	$0	$0	$0	$0	$0	$0	$0
	2010	$0	$0	$0	$0	$0	$0	$0	$0
Peter Wanner, Chief Financial Officer	2011	$0	$0	$0	$0	$0	$0	$0	$0
	2010	$0	$0	$0	$0	$0	$0	$0	$0

The Company does not maintain any stock option or incentive plans.  There are no written employment agreements in place between the Company and any of its directors or officers.

ARRANGEMENTS WITH FIRST NATIONAL ENERGY CORPORATION

The Company has entered into a Separation Agreement, dated September 25, 2011, with First National, pursuant to which certain understandings of the Company and First National are given effect, and will govern their relationship following the Distribution, as more particularly described below under “Certain Relationships and Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with First National

Following the Distribution, Pavana and First National will operate independently of each other, and neither will have any ownership interest in the other. In order to govern relationships between Pavana and First National after the Distribution and to provide mechanisms for an orderly transition, Pavana Power Corporation and/or any of its applicable subsidiaries (referred to collectively in this “Certain Relationships and Related Party Transactions” section as “Pavana”, “we” or “us”) and First National Energy Corporation (referred to in this “Certain Relationships and Related Party Transactions” section as “First National”) have entered into an agreement pursuant to which First National will provide us with specified services and rights following the Distribution. Pavana and First National will indemnify each other against specified liabilities arising from this agreement from and after the Distribution. The following is a summary of the terms of the material agreement we have entered into with First National.

Separation Agreement

We have entered into a Separation Agreement with First National, which sets forth the principal actions to be taken in connection with the Distribution and will also govern our ongoing relationship with First National following the Distribution.

We and First National will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and First National will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Distribution. Following the Distribution, each party will also agree to use its reasonable best efforts to assist the other with respect to its financial reporting and audit obligations. We and First National will agree to broad releases pursuant to which we will each release the other and its affiliates, successors and assigns and their respective shareholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases will be subject to certain exceptions set forth in the Distribution Agreement. We and First National will agree to indemnify each other and each others’ current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing against certain liabilities in connection with the Distribution and each others’ respective businesses.  The agreement also provides for First National to continue to provide us with certain accounting and administrative services, until such time as we are in a position to conduct such services on our own.

Policy and Procedures Governing Related Party Transactions

Prior to the completion of the Distribution, our board of directors will adopt a written statement of policy regarding transactions with related persons, to be made available on our website when adopted, which we refer to as our “Statement of Policy Regarding Transactions with Related Persons.” Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $20,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It will be our policy that directors interested in a related person transaction will recuse themselves from any such vote. It is contemplated that our policy will not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with principles of Nevada law generally applicable to directors of a Nevada corporation.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Immediately prior to the time of the Distribution, all but 100,000 shares of our 99,765,228 issued and outstanding shares of Pavana common stock will be beneficially owned by First National. After the Distribution, First National will not own any shares of our Pavana common stock, or any other of our capital stock. The following table provides information with respect to the anticipated beneficial ownership of our capital stock immediately following the Distribution by:

•	each of our current directors and our directors following the Distribution;

•	each officer named in the summary compensation table;

•	all of our directors and executive officers following the Distribution, as a group; and

•	each of our shareholders who we believe (based on the assumptions described below) will beneficially own more than 5% of any class of the outstanding shares of our capital stock.

Except as otherwise noted below, we based the Pavana Common Stock share amounts on such person’s beneficial ownership of First National shares on                     , 20__, giving effect to a distribution ratio of one share of Pavana common stock for every one share of common stock of First National held by such person. To the extent our directors and executive officers own First National shares at the record date of the Distribution, they will participate in the Distribution on the same terms as other holders of First National shares.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment or dispositive power with respect to the securities they hold.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Lubi Enterprises Inc (2) 238 N.E. First Avenue Delray Beach FL 33444	85,462,000	85.7%
Common	Gregory Sheller 2000 Webber Street, #3113 Sarasota FL 34239	40,000.04%
Common	Peter Wanner 2000 Webber Street, #3113 Sarasota FL 34239	165,000.16%
Common	All directors and officers as a group	85,667,000	85.9%

(1) None of these security holders has the right to acquire any amount of shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

(2) Lubi Enterprises Inc. was incorporated and is beneficially owned and controlled by Mr. Frank Cavicchia, of the same address.

Immediately following the Distribution, we estimate that 99,765,228 shares of Pavana common stock will be issued and outstanding, based on 99,665,228, the number of shares of First National common stock expected to be outstanding as of the record date, and 100,000, the number of shares of Pavana common stock sold and issued by the Company on April 14, 2010, in a private placement. The actual number of our outstanding shares of Pavana Common Stock following the Distribution will be determined on                     , 20__, the record date.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Articles of Incorporation, By-laws or Nevada law. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our Articles of Incorporation and By-laws will be included as exhibits to our Registration Statement, of which this Prospectus is a part.

Distributions of Securities

Since inception, the Company has sold and issued its securities in two separate and distinct transactions:

•
At inception, on November 3, 2009, the Company's predecessor issued 100 of its shares of common stock to First National; on March 24, 2010, such shares were forward split to increase the amount of shares of common stock held by First National to 99,665,228;

•
On April 14, 2010, the Company's predecessor issued 100,000 shares of common stock to a private investor in a private placement of 100,000 units, with each such unit consisting of one share of common stock and one common stock warrant.  The warrants expired on April 14, 2011, and are no longer exercisable; and

•
Pursuant to a novation agreement consummated on April 22, 2010, the Company continued the business of its predecessor and issued 99,765,228 of Pavana common stock to the shareholders of its predecessor, in consideration of an assignment from the predecessor of its technology license for the SWEG system in the Republic of India.

Authorized Capital Stock

Our authorized capital stock consists of 300 million shares of common stock, par value $.001 per share, of which 99,765,228 shares are currently issued and outstanding as of the date of this prospectus.

Immediately following the Distribution, we estimate that 99,765,228 shares of our Pavana Common Stock will be issued and outstanding and held by shareholders.

Voting Rights. Holders of shares of our Pavana common stock are entitled to one vote per share with respect to the election of directors and on all other actions submitted to a vote of shareholders.  Holders of the Pavana common stock vote together as a class.

The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon.

Our Articles of Incorporation do not provide for cumulative voting.

Conversion. Shares of our Pavana common stock have no conversion features.

Dividends. We do not expect to pay dividends on any shares of our capital stock for the foreseeable future.

Liquidation. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Pavana common stock will be entitled to share ratably, and receive equal and substantially identical distributions of, all assets of the Company available for distribution to its stockholders.

Preemption. No holders of our capital stock will have preemptive rights or preferential rights to subscribe for shares of our capital stock pursuant to our Articles of Incorporation and By-laws.

Fully Paid. The issued and outstanding shares of our capital stock are fully paid and non-assessable. We will not issue any additional shares of capital stock in the future unless they also are fully paid and non-assessable.

SHARES ELIGIBLE FOR FUTURE SALE

Based on the number of First National shares expected to be outstanding as of                     , 20__, the record date, we expect that 99,665,228 of the shares of Pavana common stock outstanding immediately following the Distribution will be freely tradable without restriction in the public markets, except any shares of Pavana common stock held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. “Restricted securities” may be sold in the public market only pursuant to an effective registration statement under the Securities Act or if the sale qualifies for an exemption from registration under such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder or Rule 701, which rules are summarized below.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

USE OF PROCEEDS

We will not receive any proceeds as a result of the distribution of our shares by First National.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the shares of common stock distributed in the Distribution.

LEGAL MATTERS

The validity of the Pavana common stock to be distributed in the Distribution and certain tax matters related to the Distribution will be passed upon for us by the Company’s legal counsel.

EXPERTS

The financial statements as of December 31, 2010, and during the period from inception to December 31, 2010 included in this Prospectus have been audited by Schwartz, Levitsky, Feldman LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC with respect to the shares of our Pavana common stock being distributed as contemplated by this Prospectus. This Prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and our Pavana common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may read and copy all materials that we file with the SEC, including the Registration Statement and its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Prospectus does not and will not constitute a part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Pavana Power Corporation
2000 Webber Street, Suite 3113
Sarasota, Florida 34239
(941) 308-3829

We intend to furnish holders of our Pavana common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Prospectus.

Index

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as at December 31, 2010	F-3

Statements of Operations and Comprehensive Loss for the period from inception to December 31, 2010	F-4

Statement of Cash Flows for period from inception to December 31, 2010	F-5

Statement of Changes in Stockholders’ Deficiency for the period from inception to December 31, 2010	F-6

Notes to Audited Financial Statements	F-7 – F-12

Interim Balance Sheets as at September 30, 2011 (unaudited) and September 30, 2010 (audited)	F-15

Interim Statements of Operations and Comprehensive Loss for the 9 Month periods ended September 30, 2011 and 2010 and the cumulative period since inception (unaudited)	F-16

Interim Statements of Changes in Stockholders' Equity (Deficiency) for the period since inception to September 30, 2011 (unaudited)	F-17

Interim Statements of Cash Flows for the 9 Month periods ended September 30, 2011 and 2010 and the cumulative period since inception (unaudited)	F-18

Condensed Notes to Interim Financial Statements (unaudited)	F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Pavana Power Corp.

We have audited the accompanying financial statements of Pavana Power Corp., which comprise the balance sheet as at December 31, 2010, and the statements of operations and comprehensive loss, shareholders’ deficit and cash flows for the nine-month period ended December 31, 2010 and the period since inception on March 22, 2010 through December 31, 2010. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (Unites States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pavana Power Corp. as at December 31, 2010, and the results of its operations and its cash flows for the nine-month period ended December 31, 2010 and the period since inception on March 22, 2010 through December 31, 2010 in accordance with generally accepted accounting principles in the United States of America.

As indicated in Note 2, certain conditions indicate that the company may be unable to continue as a going concern. The accompanying financial statement does not include any adjustments that might result from the outcome of this uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

July 6, 2011
Chartered Accountants Toronto, Ontario, Canada
Licensed Public Accountants

PAVANA POWER CORPORATION
(A Development Stage Company)
Balance Sheet
As of December 31, 2010
(Amounts expressed in US Dollars)

$
ASSETS

Loan receivable from related party (Note 6)	15,000
License for SWEG technology (Note 4)	100

15,100

LIABILITIES
CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	4,000
Loan Payable to Boreas Research Corporation (Note 5)	540,000
544,000

Going Concern (Note 2)
Contingent Liabilities (Note 13)

STOCKHOLDERS’ DEFICIENCY

Capital Stock (Note 7)	99,766
Additional paid-in Capital	(599,666)
Deficit, accumulated during the development stage	(28,971)
Total Stockholders' Deficit of the Company	(528,871)
Non-controlling interest	(29)
(528,900)

15,100

PAVANA POWER CORPORATION
(A Development Stage Company)
Statements of Operations and Comprehensive Loss
For the period from inception to December 31, 2010
(Amounts expressed in US Dollars)

		9 Months
	Period	ended
	Since	December 31
	Inception	2010
	$	$
OPERATING EXPENSES

Marketing Expenses	25,000	25,000
General and Administrative expenses	4,000	4,000
	29,000	29,000

NET LOSS	(29,000)	(29,000)

Net loss attributable to non-controlling interest	(29)	(29)

Net loss attributable to the Company	(28,971)	(28,971)

Net loss per share, basic and diluted		$(0.00)

Weighted average common shares outstanding		74,892,603

COMPREHENSIVE LOSS
Net loss as above	(29,000)	(29,000)

Other comprehensive loss	-	-

Comprehensive loss	(29,000)	(29,000)

Comprehensive loss attributable to non-controlling Interest	(29)	(29)

Comprehensive loss attributable to the Company	(28,971)	(28,971)

PAVANA POWER CORPORATION
(A Development Stage Company)
Statements of Cash Flows
For the Period Since Inception to December 31, 2010
(Amounts expressed in US Dollars)

		9 Months
	Period	ended
	Since	December 31
	Inception	2010
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	(29,000)	(29,000)
Adjustments for item not affecting cash
Increase in accounts payable and accrued liabilities	4,000	4,000

Net cash used in operating activities	(25,000)	(25,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Loans to related parties	(15,000)	(15,000)
Proceeds from issuance of capital stock	100,000	100,000
Payment to Boreas Research Corporation (Note 5)	(60,000)	(60,000)

Net cash provided by financing activities	25,000	25,000

NET INCREASE IN CASH DURING THE PERIOD	-	-

Cash, beginning of period	-	-

CASH, END OF PERIOD	-	-

INCOME TAXES PAID	-	-

INTEREST PAID	-	-

PAVANA POWER CORPORATION
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity (Deficiency)
For the period from Inception to December 31, 2010
(Amounts expressed in US Dollars)

	Common stock - dollar amount at par value	Common stock - number of shares		Additional paid-in capital (discount)		Deficit and comprehensive loss accumulated during the development stage		Total stockholders' equity (deficit) of the Company
										Non-controlling interests		Total stockholders' equity (deficit)

		$		$		$		$		$		$
Balance at March 22, 2010
Issuance of common stock for cash	0.100		100						0				0
99,665,228:1 stock split	99,666		99,665,228		(99,666)				-				-
Purchase of SWEG technology license					(599,900)				(599,900)				(599,900)
Issuance of stock for cash	100		100,000		99,900				100,000				100,000
Net Loss							(28,971)		(28,971)		(29)		(29,000)

Balance as of December 31, 2010	99,766		99,765,328		(599,666)		(28,971)		(528,871)		(29)		(528,900)

1.         GENERAL

Description of the Business

Pavana Power Corporation (the “Company”) was incorporated in the State of Nevada on April 10, 2010. The Company is a 99.9% owned subsidiary of First National Energy Corporation.

The Company’s business purpose is the provision of wind-driven solutions for power generation. Current projects for the Company are the completion of power generation projects from supplemental wind generation technologies.

2.         GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America and applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not generated any revenues from its planned principal operations from inception through December 31, 2010, has negative working capital and expects further losses in the development of its business. Management has plans to raise cash through debt offerings once the sales of the technologies begin. The personnel, facilities and equipment required for successfully completing the business model have been identified but until the resources are available, have not been acquired or engaged. In the period prior to the onset of operations, the Company will undertake to raise further cash through further capital offerings. There is no assurance that the Company will be successful in raising additional capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. These financial statements have, in management’s opinion, been properly prepared  within the framework of the accounting policies summarized below.

a)        Use of Estimates

The determination of assets and liabilities, and correspondingly revenues and expenses, depend on future events and involves the use of estimates and assumptions. Actual amounts may differ from these estimates. Significant estimates include the recording of accrued liabilities and the determination of the valuation allowance for deferred tax assets.

b)        Financial Instruments

The carrying amounts of the Company’s accounts payable and accrued liabilities and loans payable approximate their fair values, because of the short maturity of these instruments.

c)        Income Taxes

Deferred income taxes are provided using the asset and liability method of accounting.  Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. Current income tax expense (recovery) is the amount of income taxes expected to be payable (recoverable) for the current year.  A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax losses.  Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be "more likely than not" to be realized in future returns.  Tax law and rate changes are reflected in income in the period such changes are enacted.

d)        Comprehensive Income (Loss)

Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income (loss), which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.  The Company does not have any items that affect comprehensive income (loss) since inception to December 31, 2010.

e)        Intangible Assets

Intangible assets, which include the technology licenses (SWEG), are recorded at the cost of acquisition or at the carrying amount for a non-arm’s length acquisition and are amortized over the estimated useful life of 10 years on a straight line basis.

f)         Development Stage Company

The Company complies with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915 (SFAS 7) for its characterization of the Company as a development stage company.

g)        Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Financial Statements, an amendment of ARB No. 51 (included in FASB codification topic ASC 810-10). ASC 810-10 changes the accounting and reporting for minority interests, which is re-characterized as non-controlling interest and classified as a component of equity within the balance sheets. SFAS No. 160 was effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The adoption of this new guidance did not have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued an Accounting Standards Update 2010-28 ("ASU 2010-28"), "Intangibles-Goodwill and Other (Topic 350)". ASU 2010-28 amends ASC Topic 350. ASU 2010-28 clarifies the requirement to test for impairment of goodwill. ASC Topic 350 requires that goodwill be tested for impairment if the carrying amount of a reporting unit exceeds its fair value. Under ASU 2010-28, when the carrying amount of a reporting unit is zero or negative an entity must assume that it is more likely than not that a goodwill impairment exists, perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The modifications to ASC Topic 350 resulting from the issuance of ASU 2010-28 are effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Early adoption is not permitted. The provisions of ASU 2010-28 are not expected to have a material effect on the financial position, results of operations or cash flows of the Company.

There are no other Accounting Standards updates adopted by the Company or issued during the year, that had a material effect on the financial statements or that are expected to have a material impact on the financial statements in future periods.

4.         LICENSE FOR SWEG TECHNOLOGY

	2010
	Cost	Accumulated Amortization	Net Book Value

Indian Technology License	$100	$-	$100
	$100	$-	$100

5.         LOAN PAYABLE TO BOREAS RESEARCH CORPORATION

2010

Loan Payable to Boreas Research Corporation	$540,000
$540,000

On March 22, 2010, the Company acquired an exclusive territorial 25 year SWEG Technology license for the Republic of India (“India”), from Boreas Research Corporation (‘Boreas”). The stockholders of Boreas hold a controlling interest in the Company through their controlling interest in First National Energy Corporation. The technology of Boreas maximizes the energy productivity of existing wind turbines by capturing energy that flows through and underneath existing wind turbine systems.  The consideration due from the Company to Boreas for the license was a deferred cash payment of $600,000, and a future royalty equal to 5% of the subsidiary’s “EBITDA” (revenues before interest, taxes, depreciation and amortization) from exploitation of the acquired license.

On November 8, 2010, Pavana paid Boreas $60,000 as a payment due under the India technology license agreement, leaving a balance of cash consideration due of $540,000. The remaining debt is non-interest bearing and is without any fixed repayment terms.

In accordance with Topic ASC 850, Related Party Disclosures, Pavana recorded the acquisition of the SWEG technology license for the geographical territory of India, at the carrying amount of the license technology acquired which was $100 and the balance of the cash consideration of $599,900 was accounted for as additional paid in capital.

6.        LOAN RECEIVABLE FROM RELATED PARTY

During the year, the Company requested a related company (related by virtue of same management and ownership) to use their bank account to record transactions as it had not yet set up its own account. The balance in this account at the year-end, held by the related company, was $15,000 and will be remitted to the company upon request.

7.         CAPITAL STOCK

a)        Authorized

300,000,000 Common shares with a par value of $0.001 per share

b)        Issued

99, 765, 228 Common shares

c)        Changes to Issued Share Capital

-	On the date of incorporation, March 22, 2010, the Company issued to its parent, First National Energy Corporation, 100 shares for a nominal $0.10. The Company then declared a 997,625.28:1 stock split

-
On April 14, 2010, the Company issued 100,000 units, at a price of $1.00 per unit, to an arm’s length purchaser for gross proceeds of $100,000 as part of a private placement for up to $1,000,000.  Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase one warrant share at an exercise price of $0.50 per share. The warrants are exercisable on the date of issuance of the units for a period of 1 (one) year until April 14, 2011. This resulted in a non-controlling interest holding of 0.1% of Pavana with the balance of the outstanding shares held by First National Energy Corporation

8.         INCOME TAXES

a)        Deferred Income Taxes

The tax effect of significant temporary differences that gave rise to the benefit is as follows:

2010

Operating losses available to offset future taxes	$10,880
Tax Value of operating license	19,346
Net Deferred Assets	30,226
Change in Valuation allowance	(30,226)
$-

The Company has determined that realization of a deferred tax asset is not likely and therefore a valuation allowance has been recorded against this deferred income tax asset.

b)        Current Income Taxes

2010

Income Tax calculated at statutory rates - 34%	$(10,880)
Timing differences	(19,346)
(30,226)
Valuation allowance	30,226
$-

c)        Income tax losses carried forward

The company has non-capital losses for tax purposes which can be applied against future taxable income. These losses expire as follows:

2030	$10,880
$10,880

The non-capital losses carried forward are subject to review by the Internal Revenue Service and may be limited due to change of control restrictions

9.        SEGMENTED INFORMATION

The Company operates in only one business segment, namely the development of alternative energy sources. All of the Company’s assets are located in the United States of America.

10.      FAIR VALUE MEASUREMENTS

The Company follows ASC 820-10, “Fair Value Measurements and Disclosures” (ASC 820-10), which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

• Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

• Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

• Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

At December 31, 2010, there were no financial instruments that require classification to Levels 1,2 or 3. The carrying values of loan from related party, accounts payable and accrued liabilities and loans from related party approximate their fair values due to the relatively short -term maturities of these financial instruments or due on demand.

11.      CONTINGENT LIABILITIES

Pursuant to Note 5 under the Technology License, the Company has a contingent liability for royalties at the rate of 5% for all revenues derived from any and all sources of income caused by the exploitation of the acquired license technology and payable to Boreas Research Corporation.

PAVANA POWER CORPORATION
(A Development Stage Company)
Balance Sheet
As of September 30, 2011 (unaudited) and December 31, 2010 (audited)
(Amounts expressed in US Dollars)

	September 30	December 31
	2011	2010
	(unaudited)	(audited)
ASSETS

Loan receivable from related parties (Note 6)	15,000	15,000
License for SWEG technology (Note 4)	100	100

	15,100	15,100

LIABILITIES
CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	7,000	4,000
Loan Payable to Boreas Research Corporation (Note 5)	540,000	540,000
	547,000	544,000

Going Concern (Note 2)
Contingent Liabilities (Note 13)

STOCKHOLDERS’ (DEFICIENCY)

Capital Stock (Note 7)	99,766	99,766
Additional paid-in Capital	(599,666)	(599,666)
Deficit, accumulated during the development stage	(31,968)	(28,971)
Total Stockholders' Equity (Deficit) of the Company	(531,868)	(528,871)
Non-controlling interest	(32)	(29)
	(531,900)	(528,900)

	15,100	15,100

The accompanying notes form an integral part of these Financial Statements

PAVANA POWER CORPORATION
(A Development Stage Company)
Statements of Operations and Comprehensive Loss
For the 9 month periods ended September 30, 2011 and 2010 and the cumulative period since inception
(Amounts expressed in US Dollars)

		9 Months	9 Months
	Cumulative	ended	ended
	Since	September 30	September 30
	Inception	2011	2010
	$	$	$
OPERATING EXPENSES

Marketing Expenses	25,000	-	-
General and Administrative expenses	7,000	3,000	-
	32,000	3,000	-

NET LOSS	(32,000)	(3,000)	-

Net loss attributable to non-controlling interests	(32)	(3)	-

Net loss attributable to the Company	(31,968)	(2,997)	-

Net loss per share, basic and diluted		$(0.00)	$-

Weighted average common shares outstanding	99,765,228	99,765,228	74,892,603

COMPREHENSIVE LOSS
Net loss	(3,000)	(3,000)	-

Other comprehensive loss	-	-	-

Comprehensive loss	(3,000)	(3,000)	-

Comprehensive loss attributable to non-controlling Interest	(3)	(3)	-

Comprehensive loss attributable to the Company	(2,997)	(2,997)	-

The accompanying notes form an integral part of these Financial Statements

PAVANA POWER CORPORATION
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity (Deficiency)
For the period since inception to September 30, 2011
(Amounts expressed in US Dollars)

	Common stock - dollar amount at par value	Common stock - number of shares		Additional paid-in capital (discount)		Deficit and comprehensive loss accumulated during the development stage		Total stockholders' equity (deficit) of the Company		Non-controlling interests		Total stockholders' equity (deficit)
		$		$		$		$		$		$
Balance at March 22, 2010
Issuance of common stock for cash	0.100		100						0				0
99,665,228:1 stock split	99,666		99,665,128		(99,666)				-				-
Purchase of SWEG technology license					(599,900)				(599,900)				(599,900)
Issuance of stock for services	100		100,000		99,900				100,000				100,000
Net Loss							(28,971)		(28,971)		(29)		(29,000)

Balance as of December 31, 2010	99,766		99,765,228		(599,666)		(28,971)		(528,871)		(29)		(528,900)

Net Loss							(2,997)		(2,997)		(3)		(3,000)

Balance as of September 30, 2011	99,766		99,765,228		(599,666)		(31,968)		(531,868)		(32)		(531,900)

The accompanying notes form an integral part of these Financial Statements

PAVANA POWER CORPORATION
(A Development Stage Company)
Statements of Cash Flows
For the 9 month periods ended September 30, 2011 and 2010 and the cumulative period since inception
(Amounts expressed in US Dollars)

		9 Months	9 Months
	Cumulative	ended	ended
	Since	September 30	September 30
	Inception	2011	2010
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	(3,000)	(3,000)	-
Adjustments for items not affecting cash
Increase in accounts payable and accrued liabilities	7,000	3,000	-

Net cash used in operating activities	4,000	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Loans to related parties	(15,000)	-	(100,000)
Proceeds from issuance of capital stock	100,000	-	100,000
Loan from Boreas Research Corporation, net (Note 5)	540,000	-	-
Acquisition of India technology license	(600,000)	-	-

Net cash provided by financing activities	25,000	-	-

NET INCREASE (DECREASE) IN CASH	-	-	-

Cash, beginning of period	-	-	-

CASH, END OF PERIOD	-	-	-

INCOME TAXES PAID	-	-	-

INTEREST PAID	-	-	-

The accompanying notes form an integral part of these Financial Statements

Pavana Power Corporation
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2011
(Amounts expressed in US Dollars)

1. GENERAL

Description of the Business

Pavana Power Corporation (the “Company”) was incorporated in the State of Nevada on April 21, 2010. The Company is a 99.9% owned subsidiary of First National Energy Corporation.

The Company’s business purpose is the provision of wind-driven solutions for power generation. Current projects for the Company are the completion of power generation projects from supplemental wind generation technologies.

2. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America and applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not generated any revenues from its planned principal operations from inception through September 30, 2011, has negative working capital and expects further losses in the development of its business. Management has plans to raise cash through debt offerings once the sales of the technologies begin. The personnel, facilities and equipment required for successfully completing the business model have been identified but until the resources are available, have not been acquired or engaged. In the period prior to the onset of operations, the Company will undertake to raise further cash through further capital offerings. There is no assurance that the Company will be successful in raising additional capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Pavana Power Corporation
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2011
(Amounts expressed in US Dollars)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. These financial statements have, in management’s opinion, been properly prepared within the framework of the accounting policies summarized below.

a) Use of Estimates

The determination of assets and liabilities, and correspondingly revenues and expenses, depend on future events and involves the use of estimates and assumptions. Actual amounts may differ from these estimates. Significant estimates include the recording of accrued liabilities and the determination of the valuation allowance for deferred tax assets.

b) Financial Instruments

The carrying amounts of the Company’s accounts payable and accrued liabilities and loans payable approximate their fair values, because of the short maturity of these instruments.

c) Income Taxes

Deferred income taxes are provided using the asset and liability method of accounting. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. Current income tax expense (recovery) is the amount of income taxes expected to be payable (recoverable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax losses. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be "more likely than not" to be realized in future returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

d) Comprehensive Income (Loss)

Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income (loss), which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. The Company does not have any items that affect comprehensive income (loss) since inception to September 30, 2010.

Pavana Power Corporation
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2011
(Amounts expressed in US Dollars)

e) Intangible Assets

Intangible assets, which include the technology licenses (SWEG), are recorded at the cost of acquisition or at the carrying amount for a non-arm’s length acquisition and are amortized over the estimated useful life of 10 years on a straight line basis.

f) Development Stage Company

The Company complies with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915 (SFAS 7) for its characterization of the Company as a development stage company.

g) Recent Accounting Pronouncements

In September 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Financial Statements, an amendment of ARB No. 51 (included in FASB codification topic ASC 810-10). ASC 810-10 changes the accounting and reporting for minority interests, which is re-characterized as non-controlling interest and classified as a component of equity within the balance sheets. SFAS No. 160 was effective as of the beginning of the first fiscal year beginning on or after September 15, 2008. The adoption of this new guidance did not have a material impact on the Company’s financial position or results of operations.

In September 2010, the FASB issued an Accounting Standards Update 2010-28 ("ASU 2010-28"), "Intangibles-Goodwill and Other (Topic 350)". ASU 2010-28 amends ASC Topic 350. ASU 2010-28 clarifies the requirement to test for impairment of goodwill. ASC Topic 350 requires that goodwill be tested for impairment if the carrying amount of a reporting unit exceeds its fair value. Under ASU 2010-28, when the carrying amount of a reporting unit is zero or negative an entity must assume that it is more likely than not that a goodwill impairment exists, perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The modifications to ASC Topic 350 resulting from the issuance of ASU 2010-28 are effective for fiscal years beginning after September 15, 2010 and interim periods within those years. Early adoption is not permitted. The provisions of ASU 2010-28 are not expected to have a material effect on the financial position, results of operations or cash flows of the Company.

There are no other Accounting Standards updates adopted by the Company or issued during the year, that had a material effect on the financial statements or that are expected to have a material impact on the financial statements in future periods.

4. LICENSE FOR SWEG TECHNOLOGY

	2010
	Cost	Accumulated Amortization	Net Book Value

Indian Technology License	$100	$-	$100
	$100	$-	$100

Pavana Power Corporation
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2011
(Amounts expressed in US Dollars)

5. LOAN PAYABLE TO BOREAS RESEARCH CORPORATION

2010

Loan Payable to Boreas Research Corporation	$540,000
$540,000

On March 22, 2010, the Company acquired an exclusive territorial 25 year SWEG Technology license for the Republic of India (“India”), from Boreas Research Corporation (‘Boreas”). The stockholders of Boreas hold a controlling interest in the Company through their controlling interest in First National Energy Corporation. The technology of Boreas maximizes the energy productivity of existing wind turbines by capturing energy that flows through and underneath existing wind turbine systems. The consideration due from the Company to Boreas for the license was a deferred cash payment of $600,000, and a future royalty equal to 5% of the subsidiary’s “EBITDA” (revenues before interest, taxes, depreciation and amortization) from exploitation of the acquired license.

On November 8, 2010, Pavana paid Boreas $60,000 as a payment due under the India technology license agreement, leaving a balance of cash consideration due of $540,000. The remaining debt is non-interest bearing and is without any fixed repayment terms.

In accordance with Topic ASC 850, Related Party Disclosures, Pavana recorded the acquisition of the SWEG technology license for the geographical territory of India, at the carrying amount of the license technology acquired which was $100 and the balance of the cash consideration of $599,900 was accounted for as additional paid in capital.

6. LOAN RECEIVABLE FROM RELATED PARTY

During 2010, the Company requested a related company (related by virtue of same management and ownership) to use their bank account to record transactions as it had not yet set up its own account. The balance in this account at the year-end, held by the related company, was $15,000 and will be remitted to the company upon request.

Pavana Power Corporation
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2011
(Amounts expressed in US Dollars)

7. CAPITAL STOCK

a) Authorized

300,000,000 Common shares with a par value of $0.001 per share

b) Issued

99, 765, 228 Common shares

c) Changes to Issued Share Capital

On the date of incorporation, April 21, 2010, the Company issued to their parent, First National Energy Corporation, 100 shares for a nominal $0.10. The Company then declared a 997,625.28:1 stock split

On April 14, 2010, the Company’ issued 100,000 units, at a price of $1.00 per unit, to an arm’s length purchaser for gross proceeds of $100,000 as part of a private placement for up to $1,000,000. Each unit consists of one common share and one common share purchase warrant entitling the holder to purchase one warrant share at an exercise price of $0.50 per share. The warrants are exercisable on the date of issuance of the units for a period of 1 (one) year until April 14, 2011. This resulted in a non-controlling interest holding of 0.1% of Pavana with the balance of the outstanding shares held by First National Energy Corporation

8. SEGMENTED INFORMATION

The Company operates in only one business segment, namely the development of alternative energy sources. All of the Company’s assets are located in the United States of America.

9. FAIR VALUE MEASUREMENTS

The Company follows ASC 820-10, “Fair Value Measurements and Disclosures” (ASC 820-10), which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

Pavana Power Corporation
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2011
(Amounts expressed in US Dollars)

● Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

● Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

● Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

At September 31, 2011, there were no financial instruments that require classification to Levels 1,2 or 3. The carrying values of loan from related party, accounts payable and accrued liabilities and loans from related party approximate their fair values due to the relatively short -term maturities of these financial instruments or due on demand.

10. CONTINGENT LIABILITIES

Pursuant to Note 5 under the Technology License, the Company has a contingent liability for royalties at the rate of 5% for all revenues derived from any and all sources of income caused by the exploitation of the acquired license technology and payable to Boreas Research Corporation.

11. SUBSEQUENT EVENT

On October 25, 2011, the Company filed an S-1 with the Securities Exchange Commission. The express intent of the Company is to transform into a publicly traded company, raise funding through a series of events and enter commercial operations through the use of their sole asset, the territorial license for the SWEG technology in the Republic of India.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by Pavana Power Corporation in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee	$1,339
Printing and engraving expenses	500
Legal fees and expenses	3,000
Accounting fees and expenses	2,000
Miscellaneous expenses	500

TOTAL	$7,339

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Our Articles of Incorporation and By-laws do not expressly provide for the elimination or limitation of the liability of a director, officer or employee of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to Nevada laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration statement requirements provided by Section 4(2) of the Securities Act or Regulation D under the Securities Act as transactions by an issuer not involving a public offering.

During April 2010, the Company issued 100 shares of common stock to First National with a fair market value of $.10 per share for a total of $1,000 (these shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended, and were subsequently forward split, on June 19, 2010, into 99,665,228 common shares); and

During June 2010 (and after the forward split described in the immediately preceding paragraph), the Company issued 100,000 shares of common stock to a private investor with a fair market value of $1.00 per share for a total of $100,000 (these shares were issued under Regulation S).

ITEM 16.	EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarasota, Florida on  December 7, 2011.

PAVANA POWER CORPORATION

By:	/S/ GREGORY SHELLER
Gregory Sheller
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/S/ GREGORY SHELLER	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 7, 2011
Gregory Sheller

/S/ PETER WANNER	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 7, 2011
Peter Wanner

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of Pavana Power Corporation
3.2	By-laws of Pavana Power Corporation
4.1	Technology License Agreement, dated March 22, 2010
4.2	Common Stock and Warrant Purchase Agreement, dated March 31, 2010
4.3	Novation Agreement, dated April 22, 2010
4.4	Separation Agreement, dated September 25, 2011
5.1	Legal Opinion (to be filed by amendment)
23.1	Consent of Schwartz, Levitsky, Feldman, LLP